EXHIBIT 10.93





                    STOCK PURCHASE AGREEMENT



                            BETWEEN



                  SPECIALTY FOODS CORPORATION



                              AND



                           IBP, inc.



                   Dated as of March 9, 1999







                       TABLE OF CONTENTS

                                                             Page

     ARTICLE I            DEFINITIONS
     Section 1.1.  Definitions                                  1

     ARTICLE II        PURCHASE AND SALE
     Section 2.1.  Purchase and Sale of the Shares              8

     ARTICLE III         PURCHASE PRICE
     Section 3.1.  Purchase Price and Payment                   8
     Section 3.2.  Purchase Price Adjustment                    8

     ARTICLE IV             CLOSING
     Section 4.1.  Closing Date                                10
     Section 4.2.  Payment on the Closing Date                 10
     Section 4.3.  Buyer's Additional Closing Date Deliveries  10
     Section 4.4.  Seller's Closing Date Deliveries            10
     Section 4.5.  Additional Closing Matters and Deliveries   12

     ARTICLE VREPRESENTATIONS AND WARRANTIES OF SELLER
     Section 5.1.  Incorporation of Seller                     12
     Section 5.2.  Incorporation; Capital Structure of the
          Companies; Power and Authority                       12
     Section 5.3.  Subsidiaries and Investments                13
     Section 5.4.  Authority of Seller; Conflicts              13
     Section 5.5.  Financial Statements                        14
     Section 5.6.  Operations Since Financial Statement Date   14
     Section 5.7.  Taxes                                       14
     Section 5.8.  Governmental Permits                        15
     Section 5.9.  Real Property                               15
     Section 5.10.  Personal Property Leases                   16
     Section 5.11.  Intellectual Property                      16
     Section 5.12.  Title to Property                          16
     Section 5.13.  No Violation, Litigation or Regulatory
        Action                                                 17
     Section 5.14.  Contracts                                  17
     Section 5.15.  Status of Contracts                        18
     Section 5.16.  No Brokers                                 18
     Section 5.17.  ERISA and Employee Benefits                18
     Section 5.18.  Environmental Matters                      20
     Section 5.19.  Employee Relations and Agreements          20
     Section 5.20.  Insurance                                  21
     Section 5.21.  Assets Used in the Business                21
     Section 5.22.  Capacity of the Business                   21
     Section 5.23.  Transactions with Affiliates               21

     ARTICLE VIREPRESENTATIONS AND WARRANTIES OF BUYER
     Section 6.1.  Incorporation of Buyer                      22
     Section 6.2.  Authority of Buyer; Conflicts               22
     Section 6.3.  No Violation, Litigation or Regulatory
             Action                                            23

     ARTICLE VIIACTION PRIOR TO THE CLOSING DATE
     Section 7.1.  Access to Information                       23
     Section 7.2.  Notifications                               24
     Section 7.3.  Consents of Third Parties; Governmental
          Approvals                                            24
     Section 7.4.  Operations Prior to the Closing Date        24
     Section 7.5.  Elimination of Inter-Company and Affiliate
          Accounts                                             26
     Section 7.6.  Cash Management                             26
     Section 7.7.  Property Transfers                          26
     Section 7.8.  Antitrust Law Compliance                    26
     Section 7.9.  Guaranties                                  26

     ARTICLE VIII    ADDITIONAL AGREEMENTS
     Section 8.1.  Insurance                                   27
     Section 8.2.  Tax Matters                                 27
     Section 8.3.  Employee Matters                            32
     Section 8.4.  Covenant Not to Compete                     32
     Section 8.5.  Release of Other Encumbrances               33
     Section 8.6.  Lease of Fort Worth Office Space            33

     ARTICLE IXCONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER
     Section 9.1.  No Misrepresentation or Breach of Covenants
          and Warranties                                       33
     Section 9.2.  No Restraint                                34
     Section 9.3.  Necessary Approvals                         34
     Section 9.4.  Accounts Receivable Purchase Agreement      34
     Section 9.5.  Release of Encumbrances                     34

     ARTICLE XCONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER
     Section 10.1.  No Misrepresentation or Breach of Covenants
          and Warranties                                       35
     Section 10.2.  No Restraint                               35
     Section 10.3.  Necessary Governmental Approvals           35
     Section 10.4.  Accounts Receivable Purchase Agreement     35

     ARTICLE XI         INDEMNIFICATION
     Section 11.1.  Indemnification by Seller                  36
     Section 11.2.  Indemnification by Buyer                   37
     Section 11.3.  Notice of Claims                           37
     Section 11.4.  Third Person Claims                        38
     Section 11.5.  Additional Limitations                     40

     ARTICLE XII          TERMINATION
     Section 12.1.  Termination                                41
     Section 12.2.  Notice of Termination                      42
     Section 12.3.  Effect of Termination                      42
     Section 12.4.  Employees                                  42

     ARTICLE XIII      GENERAL PROVISIONS
     Section 13.1.  Survival                                   42
     Section 13.2.  Confidential Nature of Information         43
     Section 13.3.  No Public Announcement                     43
     Section 13.4.  Notices                                    43
     Section 13.5.  Successors and Assigns                     44
     Section 13.6.  Access to Records after Closing            45
     Section 13.7.  Entire Agreement; Amendments               45
     Section 13.8.  Interpretation                             46
     Section 13.9.  Waivers                                    47
     Section 13.10.  Expenses                                  47
     Section 13.11.  Partial Invalidity                        47
     Section 13.12.  Execution in Counterparts                 47
     Section 13.13.  Further Assurances                        47
     SECTION 13.14.  GOVERNING LAW                             48
     Section 13.15.  Disclaimer of Warranties                  48
     Section 13.16.  Submission to Jurisdiction                48


                       List of Schedules
Schedules

 I        Excluded Real Property
 3.2(b)   Inventory Valuation Methods and Procedure
 5.4      No Conflicts (Seller)
 5.5      Financial Statements
 5.6      Operations Since Financial Statement Date of the
Companies
 5.7      Taxes
 5.8      Governmental Permit Proceedings
 5.9      Real Property
 5.10     Personal Property Leases
 5.11(a)  Intellectual Property
 5.11(b)  Software
 5.11(c) Right, Title and Interest in Intellectual Property 5.11(d) Infringement of Intellectual Property
 5.11(e)  Challenge to Intellectual Property Rights
 5.11(f)  Third Party Infringement
 5.11(g)  Superdice
 5.12     Title to Property
 5.13     Violation, Litigation or Regulatory Action of the
             Companies
 5.14     Contracts
 5.15     Status of Contracts
 5.17     ERISA and Employee Benefits
 5.18     Environmental Matters
 5.19     Employee Matters
 5.21     Assets Used in the Business
 5.23     Transactions with Affiliates
 6.2      No Conflicts (Buyer)
 6.3      Violation, Litigation or Regulatory Action of Buyer
 7.4      Operations Prior to Closing Date
 7.9      Guaranties
 8.3      Special Payments
 8.5      Other Encumbrances
 9.3      Necessary Approvals (Seller)
11.1      Aggregate Limits


                        List of Exhibits
Exhibits

 A        Accounts Receivable Purchase Agreement
 B        Assignment and Assumption Agreement
 C        Escrow Agreement
 D        Legal Opinion of Counsel to Seller

                    STOCK PURCHASE AGREEMENT

          STOCK PURCHASE AGREEMENT dated as of March 9, 1999 between Specialty Foods Corporation, a Delaware corporation
("Seller"), and IBP, inc., a Delaware corporation (the "Buyer").

                      W I T N E S S E T H:

          WHEREAS, Seller is the owner of all the outstanding shares of capital stock of HMFS Holdings, Inc., a Delaware corporation ("Holdco"), and Holdco is the owner of all of the outstanding shares of capital stock of H&M Food Systems Company, Inc., a Delaware corporation ("Opco" and, together with Holdco, the "Companies");

          WHEREAS, Opco manufactures pre-cooked, customized specialty meats and prepared foods for foodservice and food manufacturer customers;

          WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all of the capital stock of Holdco, on the terms and subject to the conditions set forth herein;

          NOW, THEREFORE, in consideration of the mutual cove nants and agreements hereinafter set forth, it is hereby agreed between Seller and Buyer as follows:


                           ARTICLE I

                          DEFINITIONS

          Section 1.1. Definitions. In this Agreement, the following terms have the meanings specified or referred to in this Section 1.1 and shall be equally applicable to both the singular and plural forms. Any agreement referred to below shall mean such agreement as amended, supplemented and modified from time to time to the extent permitted by the applicable provisions thereof and by this Agreement.

          "Accounts Receivable Closing" has the meaning specified in Section 1.04 of the Accounts Receivable Purchase Agreement.

          "Accounts Receivable Purchase Agreement" means that certain agreement in the form attached hereto as Exhibit A.

          "Accounts Receivable Purchase Price" has the meaning specified in Section 1.03(a) of the Accounts Receivable Purchase
Agreement.

          "Affiliate" means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person.

          "Assignment and Assumption Agreement" means an assignment and assumption agreement between Opco and Seller substantially in the form attached hereto as Exhibit B.

          "Balance Sheet" means the audited consolidated balance sheet of the Companies at December 31, 1998 included in Schedule
5.5.

          "Business" means Opco's business of manufacturing pre-cooked, customized specialty meats and prepared foods as conducted on the date hereof at the Owned Real Property and the Leased Real Property.

          "Business Agreements" has the meaning specified in
Section 5.15.

          "Buyer" has the meaning specified in the first paragraph of this Agreement.

          "Buyer Ancillary Agreements" means all agreements, instruments and documents being or to be executed and delivered by Buyer under this Agreement or in connection herewith, including the Accounts Receivable Purchase Agreement.

          "Buyer Group Member" means (i) Buyer and its
Affiliates, (ii) directors, officers, employees, agents, attorneys and consultants of Buyer and its Affiliates and (iii) the successors and assigns of the foregoing.

          "CERCLA" means the Comprehensive Environmental
Response, Compensation and Liability Act, 42 U.S.C. 9601 et seq., any amendments thereto, any successor statutes, and any regulations promulgated thereunder.

          "Claim Notice" has the meaning specified in
Section 11.3(a).

          "Closing" means the closing of the transfer of the Shares from Seller to Buyer in exchange for the Purchase Price.

          "Closing Date" has the meaning specified in
Section 4.1.

          "Closing NOL Carryovers" has the meaning specified in
Section 5.7(d).

          "Closing Statement" has the meaning specified in
Section 3.2(b).

          "Code" means the Internal Revenue Code of 1986, as amended.

          "Companies" has the meaning specified in the first recital of this Agreement.

          "Confidentiality Agreement" means the Confidentiality
Agreement dated January 18, 1999 between Buyer and Seller.

          "Copyrights" means United States and foreign registered or unregistered copyrights, and pending applications to register the same.

          "Court Order" means any ruling, judgment, order, award or decree of any foreign, federal, state, local or other court, tribunal or Governmental Body and any award in any arbitration proceeding.

          "Encumbrance" means any lien, claim, charge, license, right to use, security interest, mortgage, pledge, easement, conditional sale or other title retention agreement, defect in title or other restrictions.

          "Environmental Laws" means any federal, state or local law or regulation (a) relating to the management, control, and reporting of pollutants, contaminants, hazardous wastes, solid wastes, hazardous materials, hazardous substances, and petroleum or petroleum-related substances in the environment (including, without limitation, ambient air, surface water, groundwater, or land) and within above- and below-ground structures and facilities, (b) providing definitions of solid or hazardous waste or hazardous or toxic substances or materials, including (without limiting the generality of the foregoing) asbestos, petroleum (including, without limitation, oil, used oil, waste oil, gasoline, diesel and petroleum based fuels), petroleum products and by-products, petroleum wastes, petroleum contaminated soils, any substance, material or waste which is regulated as "hazardous"or "toxic," (or under any similar designation under federal, state or local law) any material, substance or waste defined as a "hazardous waste" pursuant to Section 1004 of the Resource Conservation and Recovery Act (42 U.S.C. 6901, et seq.) ("RCRA"), any material, substance or waste defined as a "hazardous substance" pursuant to Section 101 of CERCLA, or any material, substance or waste defined as a "regulated substance" pursuant to Subchapter IX of the solid Waste Disposal Act (42 U.S.C. 6991, et seq.) (collectively "Hazardous Substances") and, (c) otherwise relating to emissions, discharges, releases or threatened releases of pollutants or Hazardous Substances into the environment, or otherwise regulating or imposing standards with respect to the storage, handling, transport or disposal of Hazardous Substances.

          "Escrow Agreement" means an escrow agreement among Buyer, Seller and LaSalle National Bank, as escrow agent (the "Escrow Agent") substantially in the form attached hereto as Exhibit C; subject to revisions and modifications made at the request of the Escrow Agent.

          "ERISA" means the Employee Retirement Income Security
Act of 1974, as amended.

          "Excluded Assets" means property owned by Opco located in the City of Fort Worth, Tarrant County, State of Texas described in Schedule I and all fixtures (but excluding any personal property) owned by Opco and situated on, or located at, such real property, which will be transferred to Seller pursuant to the Assignment and Assumption Agreement.

          "Excluded Liabilities" means all liabilities and obligations pertaining to the Excluded Assets (excluding all liabilities and obligations arising out of or relating to the operation or conduct of the Business at any time on, at or utilizing the Excluded Assets, but including all liabilities and obligations arising out of or relating to environmental conditions that relate to the real property comprising the Excluded Assets), which will be assumed by Seller pursuant to the Assignment and Assumption Agreement.

          "Excluded Taxes" has the meaning specified in Section
8.2(a)(i).

          "Expenses" means any and all reasonable expenses incurred in connection with investigating, defending or asserting any claim, action, suit or proceeding incident to any matter indemnified against hereunder (including court filing fees, court costs, arbitration fees or costs, witness fees and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, accountants and other professionals).

          "Financial Statement Date" means December 31, 1998.

          "GAAP" means United States generally accepted accounting principles, consistently applied by the Companies, in effect at the date of the financial statement to which it refers.

          "Governmental Body" means any foreign, federal, state, local or other governmental authority or regulatory body.

          "Governmental Permits" has the meaning specified in
Section 5.8.

          "Guaranties" has the meaning specified in Section 7.9.

          "Holdco" has the meaning specified in the first recital to this Agreement.

          "HSR Act" means the Hart-Scott-Rodino Antitrust
Improvements Act of 1976, as amended.

          "Indemnified Party" has the meaning specified in
Section 11.3(a).

          "Indemnitor" has the meaning specified in
Section 11.3(a).

          "Independent Accounting Firm" has the meaning specified in Section 3.2(d).

          "Intellectual Property" means Copyrights, Patent
Rights, Trademarks and Trade Secrets.

          "Intercompany Accounts" has the meaning specified in
Section 7.5.

          "Knowledge of Seller" means, as to a particular matter, the actual knowledge of Bob Fishbune, David Schreibman, Bill Day, Mike Nittolo, Jeffrey Bledsoe, Art Wolf, John Southerland, John Peters and Luke Rainboldt and shall include knowledge of facts that any such person would have discovered after due inquiry.

          "Leased Real Property" has the meaning specified in
Section 5.9.
          "Losses" means any and all losses, costs, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, deficiencies or other charges, but with respect to any Buyer Group Member or any Seller Group Member shall not under any circumstances include any special, exemplary, punitive or consequential damages (including loss of profit or revenues) suffered or incurred by such Buyer Group Member or Seller Group Member; provided, however, that the exclusion of special damages shall not be interpreted to include actual out-of-pocket damages.

          "Material Adverse Effect" means a material adverse effect on the Business, results of operations or financial condition of the Companies taken as a whole, but shall exclude
(a) any change or effect relating or due to general economic conditions or industry-wide conditions, or (b) any change or effect resulting from the announcement by Seller of its intention to sell the Companies or relating to the identity of Buyer.

          "Minimum NOL Amount" has the meaning specified in
Section 5.7(d).

          "Opco" has the meaning specified in the first recital to this Agreement.

          "Owned Real Property" has the meaning specified in
Section 5.9.

          "Patent Rights" means United States and foreign patents, patent applications, continuations, continuations-in-part, divisions or reissues.

          "Pension Plan" means any pension plan, as defined in
Section 3(2) of ERISA.

          "Permitted Encumbrances" means (a) liens for Taxes and other governmental charges and assessments which are not yet due and payable, (b) liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other like liens arising in the ordinary course of business or arising in connection with ongoing capital expenditure projects at the Owned Real Property in accordance with the Companies' current business plan for sums not yet due and payable, (c) liens disclosed in the financial statements included in Schedule 5.5 and (d) other Encumbrances or imperfections of title relating to an asset or property which do not materially detract from the value of such asset or property, and (e) all exceptions to title listed in Schedule B (other than exceptions listed in numbers 2 through 8 of Schedule B of each policy and 9(h) and 9(i) of the Title Commitment relating to the Lampassas property) reflected on the TLTA Title Commitments previously delivered to Buyer with an effective date of January 12, 1999 for the Lampassas property and December 31, 1998 for the North Richland Hills property.

          "Person" means any individual, corporation, partner ship, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or Governmental Body.

          "Post-Closing Adjustment" has the meaning specified in
Section 3.2(a).

          "Post-Closing Adjustment Calculation" has the meaning specified in Section 3.2(b).

          "Purchase Price" has the meaning specified in Sec tion 3.1(a).

          "Purchased Accounts Receivable" shall have the meaning specified in Section 1.02(a) of the Accounts Receivable Purchase
Agreement.

          "Requirements of Law" means any duty or obligation imposed by or under any foreign, federal, state and local laws, statutes, regulations, rules, codes or ordinances enacted, adopted, issued or promulgated by any Governmental Body.

          "Security Documents" shall mean (i) that certain Term Loan Agreement, dated as of March 16, 1998, among Seller, various financial institutions party thereto, DLJ Capital Funding, Inc., as syndication agent and collateral agent, ABN Amro Bank, N.V., as administrative agent, and Summit Bank, as documentation agent (the "Term Loan Agreement"), (ii) that certain Revolving Credit Agreement, dated as of March 16, 1998, among Seller, Opco, certain other subsidiaries of Seller, various financial institutions party thereto, DLJ Capital Funding, Inc., as syndication agent and collateral agent, ABN Amro Bank, N.V., as administrative agent, and Summit Bank, as documentation agent (the "Revolving Credit Agreement"), (iii) that certain Amended and Restated Accounts Receivable Sale Agreement, dated as of November 16, 1994, among SFFC, the Seller and certain subsidiaries of the Seller (including Opco) (the "Accounts Receivable Facility") and (iv) the collateral documents and agreements entered into in connection with the foregoing Term Loan Agreement, Revolving Credit Agreement and Accounts Receivable Facility.

          "Seller" has the meaning specified in the first paragraph of this Agreement.

          "Seller Ancillary Agreements" means all agreements, instruments and documents being or to be executed and delivered by Seller under this Agreement or in connection herewith, including the Accounts Receivable Purchase Agreement.

          "Seller Group Member" means (i) Seller and its
Affiliates, (ii) directors, officers, employees, agents, attorneys and consultants of Seller and its Affiliates and (iii) the successors and assigns of the foregoing.

          "Seller Parent" means Specialty Foods Acquisition
Corporation, a Delaware corporation.

          "Seller Tax Group" means the "affiliated group" (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) that includes Seller.

          "SFFC" means Specialty Foods Finance Corporation, a
Delaware corporation.

          "Shares" has the meaning specified in Section 2.1.

          "Software" means computer software programs and software systems, including, without limitation, all databases, compilations, tool sets, compilers, higher level "proprietary" languages, related documentation and materials, whether in source code, object code or human readable form.

          "Special Payments" has the meaning specified in
Section 8.3(b).

          "Straddle Period" means any taxable year or period beginning before and ending after the Closing Date.

          "Tax" means any federal, state, local or foreign income, alternative or add-on minimum, gross receipts, property, sales, use, transfer, gains, license, excise, franchise, employment, payroll, withholding, ad valorem or value-added tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Body.

          "Tax Package" has the meaning specified in Section
8.2(b)(iii).

          "Tax Return" means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.

          "Tax Sharing Agreement" shall mean any written or unwritten agreement or arrangement for the allocation or payment of Tax liabilities or payment for Tax benefits with respect to a consolidated, combined or unitary Tax Return which Tax Return includes the Companies.

          "Third Party Claim" has the meaning specified in
Section 11.4(a).

          "TLTA Title Commitments" means the Commitments for Title Insurance issued by Stewart Title Guaranty Company with respect to the Owned Real Property (with an effective date of January 12, 1999 for the Lampassas property and December 31, 1998 for the North Richland Hills property), true and correct copies of which have previously been delivered to Buyer.

          "Trademarks" means registered United States, state and foreign trademarks, service marks and trade names, and pending applications to register the foregoing.

          "Trade Secrets" means confidential ideas, trade secrets, know-how, concepts, methods, processes, inventions, formulae, reports, data, customer lists, mailing lists, business plans, or other proprietary information that provides the owner with a competitive advantage.

          "Welfare Plan" means any welfare plan, as defined in
Section 3(1) of ERISA.

          "Working Capital" means the Total Current Assets of the Companies, on a consolidated basis, less the Total Current Liabilities of the Companies, on a consolidated basis determined in accordance with GAAP consistently applied by the Companies. Total Current Assets shall consist of (i) Cash, (ii) Trade Accounts Receivable, net of applicable reserves (including, without limitation, such Trade Accounts Receivable that have been conveyed to SFFC by Opco pursuant to the Accounts Receivable Facility), (iii) Current Inventories and (iv) Other Current Assets but specifically excluding current Tax assets. Total Current Liabilities shall (x) consist of (i) Accounts Payable,
(ii) Accrued Expenses and Other Current Liabilities and (iii) Current portion of Capitalized Leases and (y) include those payments listed under Retention Bonus A, Retention Bonus B and Deferred Bonus on Attachment 1 to Schedule 5.19 and (z) exclude those payments listed under Change of Control Severance on Attachment 1 to Schedule 5.19.



                           ARTICLE II

                       PURCHASE AND SALE

          Section 2.1. Purchase and Sale of the Shares. Upon the terms and subject to the conditions of this Agreement, at Closing, Seller shall sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase and accept from Seller, all of the issued and outstanding shares of capital stock of Holdco (collectively, the "Shares").


                          ARTICLE III

                         PURCHASE PRICE

          Section 3.1. Purchase Price and Payment. Subject to adjustment in accordance with Section 3.2, the purchase price for the Shares (the "Purchase Price") shall be an amount equal to $132,000,000, decreased dollar for dollar by the Accounts Receivable Purchase Price paid to SFFC at the Accounts Receivable Closing under Section 1.03(a) of the Accounts Receivable Purchase Agreement.

          Section 3.2.  Purchase Price Adjustment.  (a)  Seller
and Buyer agree that the Purchase Price shall be adjusted following the Closing (the "Post-Closing Adjustment") as follows:

          (i) the Purchase Price shall be decreased dollar for dollar by the amount, if any, by which Working Capital set forth on the Closing Statement is less than $17,500,000; and

          (ii) the Purchase Price shall be (x) increased dollar for dollar by the amount, if any, by which the Accounts Receivable Purchase Price for the Purchased Accounts Receivable is decreased after the Closing pursuant to
     Section 1.03(b) of the Accounts Receivable Purchase Agreement, or (y) decreased dollar for dollar by the amount, if any, by which the Accounts Receivable Purchase Price for the Purchased Accounts Receivable is increased after the Closing pursuant to Section 1.03(b) of the Accounts Receivable Purchase Agreement.

          (b) A statement of the Working Capital at the end of business on the Closing Date (the "Closing Statement") shall be prepared by Buyer and furnished to Seller within sixty (60) days after the Closing and shall include a calculation of the amount of the Post-Closing Adjustment, if any, required pursuant to the provisions of Section 3.2(a) all determined in accordance with GAAP consistently applied by the Companies (the "Post-Closing Adjustment Calculation"). In connection with the preparation of the Closing Statement, the parties shall jointly take a complete physical count of the Inventories of the Business in accordance with the terms of the policies and procedures set forth in
Schedule 3.2(b).

          (c) Seller and its independent accountants, KPMG Peat Marwick LLP, shall have the right to review the books and records and supporting work papers of Buyer for the purpose of verifying the Closing Statement and the Post-Closing Adjustment Calculation. Seller shall have a period of thirty (30) days after receipt of the Closing Statement and the Post-Closing Adjustment Calculation to present in writing to Buyer any objections thereto, setting forth the specific item on the Closing Statement to which each such objection relates and the specific basis for each such objection (the "Written Objections"). The Closing Statement and the Post-Closing Adjustment Calculation shall be deemed to be acceptable to Seller, and shall become final and binding on the parties, except to the extent that Seller shall have made a specific written objection thereto within such thirty (30) day period. If Seller shall raise any such objection within such thirty (30) day period, then Buyer and Seller shall attempt in good faith to resolve any dispute concerning the item(s) subject to such objection. Upon failure to resolve any such dispute within thirty (30) days after the date on which such objection is delivered, at the request of either party, the same shall be submitted to Ernst & Young LLP, certified public accountants, or, if such firm declines to act in such capacity or at the time of such dispute has a significant ongoing relationship with either Seller or Buyer or their respective Affiliates, to such other nationally recognized firm of independent public accountants, then having no significant ongoing relationship with any such Person, as shall be mutually acceptable to Seller and Buyer; provided, however, that if Seller and Buyer shall fail to agree on mutually acceptable independent public accountants within ten
(10) days after Ernst & Young LLP has declined to act in such capacity, then such dispute shall be resolved by a nationally recognized "Big Five" firm of independent public accountants designated by the American Arbitration Association. Ernst & Young LLP, or such other accounting firm, as the case may be, is herein referred to as the "Independent Accounting Firm". The Independent Accounting Firm shall be instructed to use its best efforts to render a decision as to all items in dispute within thirty (30) days of submission, and the parties agree to cooperate with each other and each other's authorized representatives and with the Independent Accounting Firm in order that any and all items in dispute shall be resolved as soon as practicable. The decision shall be based solely upon the Post-Closing Adjustment Calculation, the Written Objections, supporting work papers and any written position papers submitted by the parties within five (5) days of submission of the dispute to the Independent Accounting Firm. The determination of the Independent Accounting Firm concerning any item in dispute shall be final and binding on the parties without further right of appeal. The fees and expenses of the Independent Accounting Firm incurred in the resolution of such dispute shall be borne by the parties in proportion to their relative success, as determined by the Independent Accounting Firm, in connection with the final disposition of the disputed items. Within ten (10) days after the Post-Closing Adjustment is finally determined as hereinabove provided, Buyer, in the case of an adjustment increasing the Purchase Price, or Seller, in the case of an adjustment decreasing the Purchase Price, shall pay to the other the amount of the required Post-Closing Adjustment in accordance with
Section 3.2; provided that Buyer, in the case of an adjustment decreasing the Purchase Price, shall have the right (but not the obligation) to obtain the amount of the required Post-Closing Adjustment by proper claim under the Escrow Agreement.


                           ARTICLE IV

                            CLOSING

          Section 4.1. Closing Date. The Closing shall be consummated on March 29, 1999, or as soon thereafter as practicable, but in no event later than the first Monday after the conditions set forth in Articles IX and X have been satisfied or waived; provided that in the event the transactions contemplated hereby receive "early termination" of the waiting period under the HSR Act the closing shall be consummated no later than the first Monday that is at least the third business day after the conditions set forth in Articles IX and X have been satisfied or waived, at the offices of Sidley & Austin, Chicago, Illinois, or at such other place as shall be agreed upon by Buyer and Seller. The date on which the Closing is actually held is referred to herein as the "Closing Date."

          Section 4.2. Payment on the Closing Date. Subject to fulfillment or waiver of the conditions set forth in Article IX, at Closing (i) Buyer shall pay Seller an amount equal to the Purchase Price, less $5,000,000, by wire transfer of immediately available funds to the account or accounts specified by Seller in a written notice delivered to Buyer and (ii) Buyer shall make a $5,000,000 escrow deposit under the Escrow Agreement by wire transfer of immediately available funds to the account specified in the Escrow Agreement.

          Section 4.3.  Buyer's Additional Closing Date
Deliveries. Subject to fulfillment or waiver of the conditions set forth in Article IX, at Closing Buyer shall deliver to Seller all of the following:

          (a) Certificate of the secretary or an assistant secretary of Buyer, dated the Closing Date, in form and substance reasonably satisfactory to Seller, as to (i) the resolutions of the board of directors of Buyer authorizing the execution and performance of this Agreement, any Buyer Ancillary Agreement and the transactions contemplated hereby and thereby, and (ii) incumbency and signatures of the officers of Buyer executing this Agreement and any Buyer Ancillary Agreement;

          (b) The certificate contemplated by Section 10.1, duly executed by a duly authorized officer of Buyer;
     and

          (c) If not previously delivered to Seller, all other documents, certificates, instruments and writings required pursuant hereto to be delivered by or on behalf of Buyer at or before Closing.

          Section 4.4.  Seller's Closing Date Deliveries.
Subject to fulfillment or waiver of the conditions set forth in
Article X, at Closing Seller shall deliver to Buyer all of the following:

          (a) Certificate of the secretary or an assistant secretary of Seller, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, as to
     (i) the Certificate of Incorporation of Seller and the lack of amendments thereto, (ii) the By-laws of Seller,
     (iii) the resolutions of the board of directors of Seller authorizing the execution and performance of this Agreement, any Seller Ancillary Agreement and the transactions contemplated hereby and thereby and (iv) incumbency and signatures of the officers of Seller executing this Agreement and any Seller Ancillary Agreement;

          (b) The certificates representing all of the Shares, duly endorsed in blank or accompanied by duly executed stock powers;

          (c) The certificate contemplated by Section 9.1, duly executed by a duly authorized officer of Seller;

          (d) The written resignations of the officers designated by Buyer at least three business days prior to Closing and all directors of each of the Companies;

          (e) The stock book, stock ledger, minute books, corporate seal and other corporate books and records of each of the Companies;

          (f) Executed documents or other instruments in form reasonably satisfactory to Buyer that release the Encumbrances on the Shares and the assets of the Companies and any further liabilities under the Security Documents;

          (g) If not previously delivered to Buyer, all other documents, certificates, instruments and writings required pursuant hereto to be delivered by or on behalf of Seller at or before Closing;

          (h) An executed termination of the Shared Space and Services Agreement, dated November 16, 1998 between
     SFFC and Opco, pursuant to which Opco shall be relieved of any present or future obligation or liability thereunder;

          (i) Evidence of compliance by the Seller of its agreement set forth in Section 5.7(c);

          (j) Legal opinion of counsel to Seller substantially in the form attached hereto as Exhibit D; and

          (k)  Evidence that Opco's participation in the Accounts
     Receivable Facility will be terminated as of the Closing
     Date and that, after the Closing Date, Opco shall no longer be bound thereby nor have any liability thereunder.

               Section 4.5.  Additional Closing Matters and
     Deliveries. (a) The transactions contemplated by the Assignment and Assumption Agreement shall have been consummated prior to the Closing or effective simultaneously with the Closing.

          (b)  The transactions contemplated by the Accounts
Receivable Purchase Agreement shall be consummated effective simultaneously with the Closing.

          (c) The parties hereto and the Escrow Agent shall enter into the Escrow Agreement.


                           ARTICLE V

            REPRESENTATIONS AND WARRANTIES OF SELLER

          Notwithstanding anything to the contrary in this
Article V, no representation or warranty is made in this Agreement with respect to the Excluded Assets and Excluded
Liabilities.

          As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, Seller represents and warrants to Buyer and agrees as follows:

          Section 5.1.  Incorporation of Seller.  Seller is a
corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

          Section 5.2. Incorporation; Capital Structure of the Companies; Power and Authority. (a) Each of the Companies is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each of the Companies is duly qualified to transact business and is in good standing in each jurisdiction in which the nature of property owned or leased by it or the conduct of its business
requires it to be so qualified.   Each of the Companies has the
power and authority to own or lease and operate its assets and to carry on its business in the manner that it was conducted prior to the date hereof. Seller has previously delivered or made available to Buyer correct and complete copies of the certificate of incorporation and by-laws, as currently in effect, of each of the Companies.

          (b) The authorized capital stock of Holdco consists of 10,000 shares of capital stock, par value $.01 per share, of which 100 shares of common stock are issued and outstanding. Except for this Agreement and the pledge of the Shares pursuant to certain of the Security Documents, there are no agreements, arrangements, options, warrants, calls, rights or commitments of any kind relating to the issuance, sale, purchase or redemption of any Shares. All of the Shares have been validly issued, are fully paid, nonassessable and free of preemptive rights and are owned by Seller free and clear from all Encumbrances, other than the pledge of the Shares pursuant to certain of the Security Documents, which pledge shall be released on or before the Closing Date. The Shares are not subject to any voting trust, dividend agreement or other contract, agreement or arrangement relating to the voting, dividend or disposition of the Shares. There are no calls, puts, options, warrants, subscriptions or any other agreement relating to the capital stock of Holdco.

          (c) The authorized capital stock of Opco consists of 200,000 shares, consisting of 100,000 shares of common stock, par value $.01 per share, of which 1,000 shares are issued and outstanding, and 100,000 shares of preferred stock, par value $.01 per share, none of which are issued and outstanding. Except for this Agreement and the pledge of the outstanding shares of capital stock of Opco pursuant to certain of the Security Documents, there are no agreements, arrangements, options, warrants, calls, rights or commitments of any kind relating to the issuance, sale, purchase or redemption of any shares of capital stock of Opco. All of the outstanding shares of capital stock of Opco have been validly issued, are fully paid, nonassessable and free of preemptive rights and are owned by Holdco free and clear from all Encumbrances, other than the pledge of such shares of capital stock pursuant to certain of the Security Documents, which pledge shall be released on or before the Closing Date. The outstanding shares of capital stock of Opco are not subject to any voting trust, dividend agreement or other contract, agreement or arrangement relating to the voting, dividend or disposition of such shares. There are no calls, puts, options, warrants, subscriptions or any other agreement relating to the capital stock of Opco.

          Section 5.3. Subsidiaries and Investments. Except for ownership of capital stock of Opco by Holdco, the Companies do not, directly or indirectly, own, of record or beneficially, any outstanding equity interests or investment in any Person.

          Section 5.4. Authority of Seller; Conflicts. (a) Seller has the power and authority to execute and deliver this Agreement and each of the Seller Ancillary Agreements and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Seller Ancillary Agreements by Seller and the performance of Seller's obligations hereunder and thereunder have been duly authorized and approved by Seller's board of directors and do not require any further authorization or consent of Seller or its stockholders. This Agreement has been duly executed and delivered by Seller and (assuming the valid authorization and due execution and delivery of this Agreement by Buyer) is the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, and each of the Seller Ancillary Agreements, upon execution and delivery by Seller will be (assuming the valid authorization, execution and delivery by Buyer, where Buyer is a party, or the other party or parties thereto) a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, in each case subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors' rights and to general equity principles (regardless of whether in equity or at law).

          (b) Except as set forth in Schedule 5.4, the execu tion, delivery and performance by Seller of this Agreement or any of the Seller Ancillary Agreements will not:

          (i) conflict with, result in a breach of the terms, conditions or provisions of, or constitute (with or without the giving of notice, the passage of time or both) a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Encumbrance upon any of the Shares or any of the assets of either of the Companies, under (1) the certificate of incorporation or by-laws of Seller or either of the Companies, (2) any material note, instrument, mortgage, lease, franchise or financial obligation to which Seller or either of the Companies is a party or any of their respective properties is subject or by which Seller or either of the Companies is bound, (3) any Court Order to which Seller or either of the Companies is a party or by which Seller or either of the Companies or any of their respective properties or businesses is bound, (4) any Requirements of Law affecting Seller or either of the Companies or (5) any Business Agreement.

          (ii) require the approval, consent, authorization or act of, or the making by Seller or either of the Companies of any notices, declaration, filing or registration with, any Person, except for (A) in connection, or in compliance, with the provisions of the HSR Act, (B) those that become applicable solely as a result of the specific regulatory status of Buyer or its Affiliates and (C) such approvals, consents, authorizations, declarations, filings or registrations the failure of which to be obtained or made would not prevent the consummation of any of the transactions contemplated hereby or interfere with the operation of the Business immediately after Closing.

          (c) Upon consummation of the Closing as contemplated by this Agreement, Seller will deliver to Buyer good title to the Shares, free and clear of any Encumbrances.

          Section 5.5. Financial Statements. Schedule 5.5 contains the audited financial statements of the Companies as of December 31, 1998 and 1997 and for the years then ended. Except as set forth therein (including the notes thereto), such financial statements have been prepared in conformity with GAAP, and such financial statements present fairly the consolidated financial position and results of operations of the Companies, as of their respective dates and for the respective periods covered thereby.

          Section 5.6. Operations Since Financial Statement Date. Except as set forth in Schedule 5.6 or as contemplated by this Agreement, since the Financial Statement Date, (i) there have been no events or changes in the Business, results of operations or financial condition of the Companies which has resulted in or with the passage of time could reasonably be expected to result in a Material Adverse Effect, (ii) there has been no physical damage, destruction or loss that would prevent the Company from supplying its customers in the ordinary course of the Business, (iii) the Companies have conducted the Business in the ordinary course in all material respects and (iv) there has been no action or event that if occurring after the date hereof would violate Section 7.4(b) (excluding
Section 7.4(b)(xii)).

          Section 5.7.  Taxes.  (a)  Except as set forth on
Schedule 5.7, (i) each of the Companies (or Seller Parent or Seller on their behalf) has filed all Tax Returns required to be filed on or before the date hereof and paid in full all Taxes shown to be due on such Tax Returns; (ii) the Tax Returns referred to in clause (i), to the extent related to federal and state income Taxes, have been examined by the appropriate taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired;
(iii) all deficiencies asserted or assessments made as a result of any examination of the Tax Returns referred to in clause (i) by a taxing authority have been paid in full or are being challenged in good faith through appropriate proceedings; (iv) no statute of limitations has been waived in writing with respect to Taxes of the Companies and no extension of time has been agreed to in writing with respect to a Tax deficiency or assessment of the Companies; (v) all Taxes which the Companies are required to withhold or to collect for payment in respect of any employee, independent contractor, creditor or stockholder have been duly withheld and collected, and have been paid or accrued, reserved against or entered on the books of the Companies; (vi) no consent under Code 341(f) concerning collapsible corporations has been filed with respect to either Company; (vii) neither Company has made any payments, is obligated to make any payment, or is a party to an agreement that could obligate such Company to make any payment, in each case that will not be deductible under Code
 280G by reason of the sale of Shares pursuant to this Agreement; (viii) there are no liens for taxes upon the assets of either Company except for liens for Taxes which are not yet due or are being contested in good faith; and (ix) Seller has provided to Buyer pro forma separate company federal income tax returns for the Companies for their taxable years ended 1996 and 1997, and the information set forth thereon is exactly the same as the related information set forth on the consolidated federal income tax returns for the Seller Tax Group for such respective taxable years.

          (b) Neither Company has been a United States real property holding corporation within the meaning of Code
897(c)(2) during the applicable period specified in Code
897(c)(1)(A)(ii).

          (c) Each Company's participation in Tax Sharing Agreements in which either Company participated on or prior to the Closing Date (other than this Agreement) will be terminated as of the Closing Date and, after the Closing Date, neither Company shall be bound thereby nor have any liability thereunder.

          (d) The aggregate federal net operating loss carryovers of the Companies as of the close of their taxable years ended on the Closing Date (determined after taking into account the effects of the transactions contemplated by
Section 7.5, the sale of the Shares pursuant to this Agreement, and the transactions contemplated by the Assignment and Assumption Agreement, but determined without regard to the effects of any transaction occurring after the Closing) (the "Closing NOL Carryovers") will not be less than $40 million (forty million dollars) (the "Minimum NOL Amount"). No Tax Return relating in whole or in part to the Companies shall be amended, refiled or otherwise modified if the effect of doing so would be to reduce the Closing NOL Carryovers.

          Section 5.8. Governmental Permits. The Companies own, hold or possess all material licenses, franchises, permits, privileges, immunities, approvals and other authorizations from a Governmental Body to entitle them to own or lease, operate and use their assets and to carry on and conduct the Business as conducted prior to the date hereof (herein collectively called "Governmental Permits"). Except as disclosed in Schedule 5.8, each of the Companies has complied in all material respects with all terms and conditions of the Governmental Permits and no proceeding is pending or, to the Knowledge of Seller, threatened seeking the revocation or limitations of any such Governmental Permit.

          Section 5.9.  Real Property.   Schedule 5.9 lists each
parcel of real property owned by either Company specifying whether such real property is used in or relating to the Business, other than Excluded Assets ("Owned Real Property"), and each option held by either Company to acquire real property. Copies of TLTA Title Commitments for each parcel of Owned Real Property have previously been delivered to Buyer. Schedule 5.9 also sets forth as of the date hereof a list of each lease or similar agreement under which either Company is lessee of, or holds or operates, any real property owned by any third Person ("Leased Real Property").

          Section 5.10. Personal Property Leases. Schedule 5.10 contains as of the date hereof a list of each lease or other agreement or right under which either Company is lessee of, or holds or operates, any machinery, equipment, vehicle or other tangible personal property owned by a third Person, except those which are terminable by the Companies without penalty on sixty
(60) days' (or less) notice or which provide for annual rental payments of less than $25,000.

          Section 5.11.  Intellectual Property.  (a)
Schedule 5.11(a) contains as of the date hereof a list of all Copyrights, Patent Rights and Trademarks owned or used by or licensed to the Companies in the conduct of the Business and identifies if such Copyrights, Patent Rights and Trademarks are owned or licensed.

          (b) Schedule 5.11(b) contains as of the date hereof a list of all Software owned by or licensed to the Companies which is material to the conduct of the Business and identifies if such Software is owned or licensed.

          (c) Except as disclosed in Schedule 5.11(c), the Companies either: (i) own the entire right, title and interest in and to the Intellectual Property and Software listed in Schedules 5.11(a) and 5.11(b) hereof, free and clear of any Encumbrance; or (ii) have the right and license to use the same in the Business.

          (d) Except as disclosed in Schedule 5.11(d), to the Knowledge of Seller, since January 1, 1997, no infringement by the Companies of any Intellectual Property of any other Person has occurred and the Companies have not had written notice of a claim against the Companies that the operations of the Business infringe any Intellectual Property of any other Person.

          (e) Except as disclosed in Schedule 5.11(e), no proceedings are pending or, to the Knowledge of Seller, threatened against the Companies which challenge the validity or ownership or right to use any Intellectual Property owned or used by the Companies.

          (f) Except as disclosed in Schedule 5.11(f), to the Knowledge of Seller, no third party is infringing any of the Intellectual Property.

          (g) Except as set forth in Schedule 5.11(g), as of the date hereof, the Companies have the right to use the trade secrets relating to the diced pepperoni technology process commonly referred to as "Superdice."

          Section 5.12. Title to Property. Except as disclosed in Schedule 5.12, and except for the Excluded Assets and any assets disposed of in the ordinary course of business, Opco has good and marketable title to or holds by valid and existing lease or license, as applicable, free and clear of all Encumbrances, each piece of Owned Real Property, Leased Real Property and each material piece of personal property reflected on the Balance Sheet, and each piece of Owned Real Property and each material piece of personal property acquired by the Companies since the Financial Statement Date that would, had it been acquired prior to such date, be required to be reflected on the Balance Sheet, except, in each case, for Permitted Encumbrances.

          Section 5.13.  No Violation, Litigation or Regulatory
Action.  Except as set forth in Schedule 5.13:

          (i) to the Knowledge of Seller, the Companies have materially complied with, and the Owned Real Property and Leased Real Property are in material compliance with, all applicable Requirements of Law, including (i) all applicable zoning laws and any material use or occupancy restrictions, building code or ordinance or public utility easement, (ii) all rules, regulations and orders promulgated by the Occupational Safety and Health Administration ("OSHA"), including OSHA's requirements on process safety management, (iii) all rules, regulations and orders promulgated by the United States Department of Agriculture ("USDA"), (iv) all rules, regulations and orders promulgated under the Federal Meat Inspection Act, the Federal Food Drug and Cosmetic Act, and the Nutrition Labeling and Education Act, and (v) Court Orders;

          (ii)  there are no lawsuits, actions,
     administrative or arbitration or other proceedings or governmental investigations pending or, to the Knowledge of Seller, threatened against the Companies;

          (iii) there is no action, suit or proceeding pending or, to the Knowledge of Seller, threatened that questions the legality or propriety of the transactions contemplated by this Agreement or any of the Seller Ancillary Agreements;

          (iv) Seller has copies of all current blue prints for the Owned Real Property and Leased Real Property, as submitted to the USDA in connection with the operation of the Business at each facility; and

          (v)  The facilities at the Owned Real Property and
     Leased Real Property are approved for inspection by the USDA's Food Safety and Inspection Service.

          Section 5.14.  Contracts.  Except as set forth in
Schedule 5.14, any other Schedule hereto or as contemplated by this Agreement, as of the date hereof, neither of the Companies is a party to or bound by:

          (i) any contract for the future purchase or sale of real property;

          (ii)  any contract, agreement or arrangement
     (other than purchase orders) obligating the Companies to purchase or sell any products or services which (A) is not terminable by the Companies without payment of penalty or other liability upon ninety (90) days' (or less) notice and (B) provides for annual payments by the Companies aggregating $100,000 or more;

          (iii) any advertising sales agency, brokerage or distribution agreement which (A) is not terminable by the Companies without payment of penalty or other liability upon ninety (90) days' (or less) notice and
     (B) provides for annual payments by the Companies aggregating $100,000 or more;

          (iv)  any employment or consulting agreement
     having a remaining term of at least one year and requiring annual payments of base salary and bonus of $60,000 or more;

          (v)  any note, mortgage, indenture or other
     obligation or agreement or other instrument for or relating to any lending or borrowing (including assumed debt) of $100,000 or more (other than capitalized leases reflected on the Balance Sheet) or which impose any Encumbrances (other than Permitted Encumbrances) on any assets or properties owned by the Companies; or

          (vi) any confidentiality, noncompete or other agreement restricting the ability of the Companies to conduct the Business or use any information in their possession.

          Section 5.15. Status of Contracts. Except as set forth in Schedule 5.15, to the Knowledge of Seller: (i) each of the leases, contracts and other agreements required to be listed in Schedules 5.9, 5.10 and 5.14, recognizing that there may be agreements listed on Schedule 5.9, 5.10 and 5.14 that are not required to be disclosed thereon, (collectively, the "Business Agreements") is in full force and effect and (ii) neither of the Companies nor to the Knowledge of Seller any third party to such Business Agreements is in breach or default under any Business Agreement and no event has occurred which, with the giving of notice or the passage of time or both, would constitute a breach or default under any Business Agreement, other than such breaches, defaults or events which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
          Section 5.16. No Brokers. Except for Donaldson, Lufkin & Jenrette Securities Corporation, whose fees and expenses shall be the responsibility of Seller, neither Seller, any Affiliate of Seller nor any Person acting on their behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

          Section 5.17.  ERISA and Employee Benefits.  Except as
otherwise set forth on Schedule 5.17:

          (a) The Companies do not currently sponsor, maintain or participate in, and are not required to contribute to or accrue a benefit under, any employee benefit plan as defined in
Section 3(3) of ERISA, any multiemployer plan as defined in
Section 3(37)(A) or (D) of ERISA (a "Multiemployer Plan"), any incentive compensation plan, bonus plan, deferred compensation agreement or arrangement, stock option, stock bonus, stock purchase plan, post-retirement severance benefits or any other employee benefit plan (whether or not subject to ERISA), program or arrangement of any kind whatsoever which provides or is obligated to provide any kind of benefit (such plans, benefit programs and agreements (excluding Multiemployer Plans) are collectively referred to herein as the "Benefit Plans").

          (b) Each Welfare Plan is either (i) unfunded or (ii) funded through insurance contracts.

          (c)  The Companies do not participate in any
Multiemployer Plan or in any employee Benefit Plan maintained by a union which provides health, pension or welfare benefits. No withdrawal liability exists with respect to any such Multiemployer Plan or Benefit Plan. The Companies have not committed any act or acts prior to or as a result of the Closing which has effected, or could reasonably be expected to effect, a partial or complete withdrawal (as such terms are defined in ERISA) from any such Multiemployer Plan or Benefit Plan. All Multiemployer Plans and Benefit Plans that are defined benefit pension plans are fully funded and there is no unfunded liability for any such plan as of the Closing Date.

          (d) The Companies (i) have not experienced any reportable event within the meaning of 4043 of ERISA or other event or condition which presents a material risk of termination of any pension Benefit Plan by the Pension Benefit Guaranty Corporation ("PBGC"); (ii) have not had any tax imposed on them by the Internal Revenue Service for any violation under Section 4975 of the Code or Section 406 of ERISA; and (iii) have not engaged in any transaction which could reasonably be expected to subject either Company or any such Benefit Plan to any material liability for any such tax under Section 4975 of the Code or
Section 406 of ERISA.

          (e) There is no audit or investigation relating to any Benefit Plan which is pending before the Internal Revenue
Service, the Department of Labor or any other governmental agency or court.

          (f) The Companies have made available to Buyer, or will make available to Buyer prior to the Closing, true and complete copies of, to the extent such documents exist: (i) all Benefit Plans (including amendments), (ii) the most recent summary plan description for each such plan, if applicable, (iii) the most recent determination letter received from the Internal Revenue Service with respect to any such plan, if applicable and
(iv) the most recent actuarial valuation, if applicable.

          (g) All reports relating to the Benefit Plans required to be filed with or furnished to any Governmental Body or court or to the participants or beneficiaries prior to the date hereof have been timely filed or furnished in accordance with applicable law, except where failure to do so would not have a Material Adverse Effect.

          (h) The terms of all Benefit Plans comply in all material respects with ERISA, the Code and all applicable statutes, orders or governmental rules and regulations.

          (i) To the Knowledge of Seller, with respect to each Welfare Plan and Pension Plan listed on Schedule 5.17, (i) each such plan has been maintained and operated in substantial compliance with the applicable requirements of the Code and ERISA and the regulations thereunder and (ii) no material litigation or written asserted claims against the Companies exist.

          Section 5.18.  Environmental Matters.  Except as
disclosed on Schedule 5.18:

          (a)  The Companies since Seller's acquisition thereof:
(i) are and have been in compliance with all Environmental Laws and there exist no environmental conditions resulting from the Companies' operation of the Business since Seller's acquisition thereof, or to Seller's Knowledge, any predecessor operating on the Owned Real Property or the Leased Real Property, that could reasonably give rise to any claim or liability under Environmental Laws; (ii) have not generated, manufactured, recycled, reclaimed, refined, transported, treated, stored, handled, disposed of, transferred, produced or processed Hazardous Substances except in compliance with Environmental Laws, and there has been no release or threatened release of any Hazardous Substances at or from any Owned Real Property or any Leased Real Property by the Companies since Seller's acquisition thereof, or to Seller's Knowledge, any other person, that could reasonably give rise to any claim or liability under Environmental Law; (iii) have not entered into or been subject to any consent decree, compliance order, or administrative order, received notice under the citizen suit provision of any Environmental Laws, received from any source any written request for information, notice, demand letter, administrative inquiry, or formal or informal complaint or claim with respect to any violation of Environmental Law or release of any Hazardous Substance that has not been fully resolved, or been subject to or threatened in writing with a governmental or citizen enforcement action.

          (b) Schedule 5.18 lists and Seller has provided Buyer with complete copies of any and all reports, studies, tests and other information prepared on Seller's behalf or otherwise known to Seller unless Seller determined that such report, study or other information was not material or was superceded by more recent environmental reports prepared on Seller's behalf relating to the presence or suspected presence of any Hazardous Substances or relating to the existence of any underground storage tank on any Owned Real Property or Leased Real Property (the "Environmental Reports"). The Companies since Seller's acquisition thereof have possessed and are in compliance with all permits, licenses, approvals and authorizations required pursuant to Environmental Laws for the Business as currently conducted.

          (c)  To Seller's Knowledge, except as disclosed in
Schedule 5.18, including the Environmental Reports listed thereon, (i) there is no environmental condition existing on any Owned Real Property or Leased Real Property, or any properties previously owned or leased by the Companies, that could reasonably give rise to a claim or liability under Environmental Laws and (ii) there is no past or existing event, condition, circumstance or practice or procedure involving or relating to the Companies' compliance with Environmental Laws which, if not corrected, changed, reported, monitored or remediated, or relating to a release of Hazardous Substances by the Companies which, if not remedied, could reasonably result in a claim or liability under Environmental Laws.

          Section 5.19. Employee Relations and Agreements. (a) Seller has made available to Buyer a true and complete listing of all employees of the Companies as of a recent date, their job description and date of hire and (A) in the case of salaried employees, their salary range, and (B) in the case of hourly employees, their hourly wage. Except as set forth in Schedule 5.19, neither Company (i) is a party to any collective bargaining agreements or (ii) is involved in or, to the Knowledge of Seller, threatened with, any labor dispute, arbitration, lawsuit or administrative proceeding relating to labor matters involving current or past employees of the Companies (excluding routine workers' compensation claims and grievances) that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

          (b) Except as set forth on Schedule 5.19, no director, officer or employee of either Company is a party to any employment or other agreement that entitles him or her to compensation or other consideration upon the acquisition by any Person of control of the Companies.

          Section 5.20.  Insurance.   Seller has made available
to Buyer a true and complete list of all material insurance policies owned or held by Seller or the Companies on the date hereof, which may cover the Companies or the Business. As of the date hereof, all such policies are in full force and effect and no written notice of cancellation or termination has been received with respect to any such policy.

          Section 5.21. Assets Used in the Business. (a) Except as set forth on Schedule 5.21, the facilities and the other assets and property owned or leased by the Companies currently used in the conduct of the Business are in good operating condition and repair in all material respects, subject to normal wear and tear, and are suitable in all material respects for the purposes for which they are currently used.

          (b) There are no condemnation proceedings pending or, to the Knowledge of Seller, threatened with respect to the facilities comprising the Business.

          Section 5.22. Capacity of the Business. In 1998, Opco's total annual production volume sold was 200.3 million pounds (the "1998 Production Level") and, except as set forth in Schedules 5.8, 5.13 and 5.18, to the Knowledge of Seller, Opco was in material compliance with all applicable Requirements of Law, Court Orders and Governmental Permits producing at the 1998 Production Level.

          Section 5.23.  Transactions with Affiliates.   Schedule
5.23 lists all agreements or arrangements currently in effect between Holdco or Opco and any Affiliate of the Companies (other than Holdco or Opco) (all such persons and entities encompassed by this clause being sometimes referred to collectively herein as the "Related Parties" and individually as a "Related Party") involving the sale of goods or services or licensing of Intellectual Property by or to the Companies and that provide for annual payments in excess of $25,000. No property or any interest in any property used in the Business as currently conducted is owned by or leased or licensed by or to any Related Party.


                           ARTICLE VI

            REPRESENTATIONS AND WARRANTIES OF BUYER

          As an inducement to Seller to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer hereby represents and warrants to Seller and agrees as follows:

          Section 6.1. Incorporation of Buyer. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Buyer has the corporate power and corporate authority to own or lease and operate its assets and to carry on its businesses in the manner that they were conducted immediately prior to the date hereof.

          Section 6.2. Authority of Buyer; Conflicts. (a) Buyer has the corporate power and corporate authority to execute and deliver this Agreement and each of the Buyer Ancillary Agreements and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Buyer Ancillary Agreements by Buyer and the performance of Buyer's obligations hereunder and thereunder have been duly authorized and approved by Buyer's board of directors and do not require any further authorization or consent of Buyer or its stockholders. This Agreement has been duly executed and delivered by Buyer and (assuming the valid authorization, execution and delivery of this Agreement by Seller) is the legal, valid and binding agreement of Buyer enforceable against Buyer in accordance with its terms, and each of the Buyer Ancillary Agreements, upon execution and delivery by Buyer will be (assuming the valid authorization, execution and delivery by Seller, where a Seller is a party, or the other party or parties thereto) a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, in each case subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors' rights and to general equity principles (regardless of whether in equity or at law).

          (b) Except as set forth in Schedule 6.2, the execution, delivery and performance by Buyer of this Agreement or any of the Buyer Ancillary Agreements will not:

          (i) conflict with, result in a breach of the terms, conditions or provisions of, or constitute (with or without the giving of notice, the passage of time or both) a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under (1) the charter or by-laws of Buyer, (2) any note, instrument, mortgage, lease, franchise or financial obligation to which Buyer is a party or any of its properties is subject or by which Buyer is bound, (3) any Court Order to which Buyer is a party or by which it is bound or
     (4) any Requirements of Law affecting Buyer, other than, in the case of clause (2), any such conflicts, breaches, defaults or rights that, individually or in the aggregate, would not prevent the consummation of any of the transactions contemplated hereby; or

          (ii) require the approval, consent, authorization or act of, or the making by Buyer of any declaration, filing or registration with, any Person, except for (A) in connection, or in compliance, with the provisions of the HSR Act, and (B) such approvals, consents, authorizations, declarations, filings or registrations the failure of which to be obtained or made, individually or in the aggregate, would not impair the ability of Buyer to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

          Section 6.3.  No Violation, Litigation or Regulatory
Action.  Except as set forth in Schedule 6.3:

          (i)  there are no lawsuits, actions,
     administrative or arbitration or other proceedings or governmental investigations pending or, to the knowl edge of Buyer, threatened against the Buyer or its Affiliates which are reasonably expected, individually or in the aggregate, to impair the ability of Buyer to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby; and

          (ii)  there is no action, suit or proceeding
     pending or, to the knowledge of Buyer, threatened that questions the legality or propriety of the transactions contemplated by this Agreement or any of the Buyer Ancillary Agreements.


                          ARTICLE VII

                ACTION PRIOR TO THE CLOSING DATE

          The respective parties hereto covenant and agree to take the following actions between the date hereof and the Clos ing Date:

          Section 7.1. Access to Information. After the date hereof, subject to any existing confidentiality restrictions and to applicable law, Seller shall afford to the officers, employees and authorized representatives of Buyer reasonable access during normal business hours, upon reasonable advance notice, to the offices, properties and business and financial records of the Companies to the extent Buyer shall reasonably deem necessary or desirable and shall furnish to Buyer or its authorized represen tatives such additional information concerning the Companies as shall be reasonably requested. Buyer agrees that such investigation shall be conducted in a manner that shall not interfere unreasonably with the personnel and operations of the Companies or Seller. All Buyer requests for such access shall be made to such representatives of Seller as Seller shall designate, who shall be solely responsible for coordinating all such requests and all such access hereunder. It is further understood and agreed that neither Buyer nor its representatives shall contact any employees, customers, suppliers or other associates or Affiliates of Seller or the Companies in connection with the transactions contemplated hereby, in any manner whatsoever, without prior authorization of such representatives of Seller as Seller may designate (which authorization shall not be unreasonably withheld or delayed). If, as of the date hereof or at anytime hereafter up to and including the Closing Date, Buyer or its officers, employees or authorized representatives discover any breach of any warranty or any inaccuracy of any representation contained in this Agreement, Buyer covenants that it will promptly so inform Seller in writing.

          Section 7.2. Notifications. Each of Buyer and Seller shall promptly notify the other of any action, suit or proceeding that shall be instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement or the Accounts Receivable Purchase Agreement.

          Section 7.3. Consents of Third Parties; Governmental Approvals. Subject to the terms and conditions of this
Agreement:   (a) Seller and Buyer will act diligently and
reasonably to secure, before the Closing Date, the consent, approval or waiver, in form and substance reasonably satisfactory to the other party, required to be obtained from any Person (other than a Governmental Body) to consummate the transactions contemplated by this Agreement or to permit the operations of the Business immediately after Closing.

          (b) During the period prior to the Closing Date, Seller and Buyer shall act diligently and reasonably, and shall cooperate with each other, to secure any consents and approvals of any Governmental Body required to be obtained by them in order to permit the consummation of the transactions contemplated by this Agreement or to permit the operations of the Business immediately after Closing, or to otherwise satisfy the conditions set forth in Section 9.3 and Section 10.3; and

          (c) Each party shall use its commercially reasonable best efforts to cause the Closing to occur.

          Section 7.4.  Operations Prior to the Closing Date.
(a) Subject to the terms and conditions of this Agreement, Seller shall use reasonable efforts to cause the Companies to conduct the Business in the ordinary course in all material respects as operated prior to the date of this Agreement. Consistent with the foregoing, Seller shall cause each of the Companies to use its commercially reasonable best efforts consistent with good business practice to preserve the goodwill of the suppliers, contractors, licensors, employees, customers, distributors and others having business relations with the Companies.

          (b) Notwithstanding Section 7.4(a), except as set forth on Schedule 7.4, as contemplated by this Agreement or except with the express written approval of Buyer (which Buyer agrees shall not be unreasonably withheld or delayed), Seller shall cause the Companies not to:

          (i) make any material change in the Business or its operations, except such changes as may be required to comply with any applicable Requirements of Law;

          (ii) enter into any contract or commitment (or a series of related contracts or commitments) to make any capital expenditure in excess of $250,000;

          (iii) enter into any contract for the purchase of real property or exercise any option to extend a lease listed in Schedule 5.9;

          (iv)   create, incur, guarantee or assume, or
     agree to create, incur, guarantee or assume, any indebtedness for borrowed money (other than money borrowed or advances from any of its Affiliates in the ordinary course of the Business), except in the ordinary course of business;

          (v) make, or agree to make, any payment of cash or distribution of assets to any of its Affiliates
     (other than payments made in respect of cash realized upon collection of receivables generated in the ordinary course of the Business);

          (vi)  institute any increase in any profit-
     sharing, bonus, incentive, deferred compensation, insurance, pension, retirement, medical, hospital, disability, welfare or other employee benefit plan with respect to its employees, other than as required by any such plan or Requirements of Law;

          (vii) make any change in the compensation of its employees, other than, in the case of employees who are not executive officers of the Company, changes made in accordance with normal compensation practices and consistent with past compensation practices;

          (viii) issue, sell or redeem or agree to issue, sell or redeem (i) any shares of capital stock or (ii) any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe for, any shares of capital stock of either
     Company;

          (ix) except in the ordinary course of business, as required by law or contractual obligations existing on the date hereof or as provided for in or contemplated by this Agreement, (A) sell, transfer or otherwise dispose of any of its assets other than inventory in the ordinary course of business, (B) create any new Encumbrance on its properties or assets (other than Permitted Encumbrances), (C) enter into any joint venture or partnership or (D) purchase any assets or securities of any Person;

          (x) make any change in the accounting policies applied in the preparation of the audited financial statements contained in Schedule 5.5 other than as required by GAAP;

          (xi) make any change in the charter or by-laws of either Company; or

          (xii)  enter into, modify or amend any Business
Agreement.

          Notwithstanding the provisions of this Section, nothing in this Agreement shall be construed or interpreted to prevent the Companies from (i) paying or making regular or special dividends or other distributions, (ii) making, accepting, paying, repaying or settling inter- or intracompany receivables, payables, loans or advances to, from or with one another or with Seller or any Affiliate, or (iii) engaging in any transaction incident to the cash management procedures of Seller and its Affiliates and borrowings for working capital purposes and purposes of providing additional funds to the Companies in the ordinary course of business.

          Section 7.5. Elimination of Inter-Company and Affiliate Accounts. Prior to Closing, all inter-company receivables, payables and loans (collectively, "Intercompany Accounts") then existing between Holdco and Opco, on the one hand, and Seller and any of the Seller's subsidiaries (other than the Companies), on the other hand, shall be settled by way of a capital contribution in kind with respect to an intercompany amount due from Holdco or Opco to the Seller or any of the Seller's subsidiaries (other than Holdco or Opco) or by way of a dividend in kind with respect to an intercompany amount due from the Seller or any of the Seller's subsidiaries (other than Holdco or Opco) to Holdco or Opco. Any such settlement shall be accomplished in the manner reasonably selected by Seller.

          Section 7.6. Cash Management. The Companies participate in the Seller's central cash management system and shall continue to so participate in accordance with prior practice until the Closing at which time all liabilities and obligations of the Companies relating to Seller's central cash management system shall be terminated thereunder. Accordingly, nothing contained in this Agreement shall prohibit the Companies from distributing any cash on hand from time to time to the Seller or any of its affiliates.

          Section 7.7. Property Transfers. It is understood and agreed that, on or prior to the Closing, Opco and Seller will enter into and consummate the transactions contemplated by the Assignment and Assumption Agreement.

          Section 7.8. Antitrust Law Compliance. (a) Buyer and Seller Parent shall use their commercially reasonable best efforts to file by March 11, 1999 (and shall file no later than March 12, 1999) with the Federal Trade Commission and the Antitrust Division of the Department of Justice the notifications and other information required to be filed under the HSR Act, or any rules and regulations promulgated thereunder, with respect to the transactions contemplated hereby (including the Accounts Receivable Purchase Agreement). Each party agrees that if it or any of its Affiliates receives a request for additional information or documentary material in connection with their filings under the HSR Act, then such party shall promptly notify the other party and endeavor in good faith to make, as soon as practicable and after consultation with the other party, an appropriate response in compliance with such request. Buyer and Seller shall each pay one-half of the HSR Act filing fees.

          (b)  In furtherance and not in limitation of subsection
(a), Buyer shall take all reasonable steps to resolve as promptly as possible any objections that may be asserted with respect to the transactions contemplated hereby under any antitrust laws or regulations (federal, state or foreign). Buyer will advise Seller promptly in respect of any understandings, undertakings or agreements (written or oral) which Buyer proposes to make with the Federal Trade Commission, the United States Department of Justice or any other Governmental Body in connection with the transactions contemplated hereby.

          Section 7.9. Guaranties. Buyer shall cause itself to be substituted in all respects for Seller or any Affiliate of Seller (other than the Companies), and shall cause Seller and any such Affiliate to be fully released, in each case, effective as of the Closing (and if not released as of Closing, as soon thereafter as possible), in respect of all obligations of Seller and any such Affiliate under any guaranties, letters of credit, letters of comfort, bid bonds and performance bonds obtained by Seller or any of such Affiliates for the benefit of the Business or any of the Companies set forth in Schedule 7.9 (individually, a "Guaranty," and collectively, the "Guaranties") and Seller shall cooperate with Buyer in connection therewith. If prior to Closing, Buyer is unable to effect such a substitution and release with respect to any Guaranty after using its commercially reasonable best efforts to do so, Buyer shall at its option either (i) obtain letters of credit, on terms and from financial institutions reasonably acceptable to both Buyer and Seller, or
(ii) indemnify and hold harmless Seller with respect to the obligations covered by each of the Guaranties for which Buyer does not effect such substitution and release. Without limiting the foregoing, after Closing, Buyer will not, and will not permit any of its Affiliates to, renew, extend, amend or supplement any loan, contract, lease or other obligation that is covered by a Guaranty without providing Seller with evidence satisfactory to Seller that Seller's Guaranty has been released. Any cash or other collateral posted by Seller or one of its Affiliates (other than Holdco or Opco) in respect of any Guaranty which has been released shall be delivered to Seller.


                          ARTICLE VIII

                     ADDITIONAL AGREEMENTS

          Section 8.1. Insurance. Seller will cause the Companies to keep insurance policies currently maintained by the Companies covering their respective businesses, assets and current or former employees, as the case may be, or suitable replacements therefor, in full force and effect through the close of business on the Closing Date, and Buyer shall become solely responsible for all insurance coverage and related risk of loss based on events occurring after the Closing Date with respect to the Companies and their respective businesses, assets and current or former employees. To the extent that after the Closing any party hereto requires any information regarding claim data, payroll or other information in order to make filing with insurance carriers or self insurance regulators from another party hereto, the other party will promptly supply such information.

          Section 8.2.  Tax Matters.  (a)  Liability for Taxes.
(i) Seller shall be liable for and shall pay, and pursuant to
Article XI (and subject to the limitations thereof) shall indemnify each Buyer Group Member against, all Taxes (A) imposed on the Companies pursuant to Treas. Reg. 1.1502-6 or similar provision of state or local law solely as a result of the Companies having been a member of the Seller Tax Group, or
(B) imposed on the Companies for any taxable year or period ending on or prior to the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date (including such Taxes imposed on the transactions contemplated by the Assignment and Assumption Agreement); provided, however, that Seller shall not be liable for or pay and shall not indemnify any Buyer Group Member for,
(I) any Taxes up to the amount of such Taxes that are accrued on the final Closing Statement (after resolution of all disputes),
(II) any Taxes that result from any actual or deemed election under Section 338 of the Code or any similar provisions of any other relevant Tax law relating to the purchase of the Shares, or that result from Buyer, any Affiliate of Buyer or either Company engaging in any activity or transaction that would cause the transactions contemplated by this Agreement to be treated as a purchase or sale of assets of either Company for federal, state, local or other Tax purposes, and (III) any Taxes imposed on the Companies as a result of transactions occurring on the Closing Date that are properly allocable (based on, among other relevant factors, factors set forth in Treas. Reg. 1.1502-76(b)(1)(ii)(B)) to periods after the Closing (Taxes described in this proviso, hereinafter "Excluded Taxes"). Buyer and Seller agree that, with respect to any transaction described in clause
(III) of the preceding sentence, the Companies and all persons related to the Companies under Section 267(b) of the Code immediately after the Closing shall treat the transaction for all federal income tax purposes (in accordance with Treas. Reg. 1.1502-76(b)(1)(ii)(B)), and (to the extent permitted) for other income Tax purposes, as occurring at the beginning of the day following the Closing Date. Seller shall be entitled to any refund of (or credit for) Taxes allocable to any taxable year or period that ends on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date. Neither Seller, Seller's Parent nor any member of the Seller Tax Group shall elect to retain any net operating loss carryovers of the Companies under Regulations 1.1502-20(g).

          (ii) Buyer shall be liable for and shall pay, and pursuant to Article XI (and subject to the limitations thereof) shall indemnify each Seller Group Member against, (A) all Taxes imposed on the Companies for any taxable years or periods beginning after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning after the Closing Date and (B) Excluded Taxes. Except as otherwise provided herein, Buyer shall be entitled to any refund of (or credit for) Taxes allocable to any taxable year or period that begins after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning after the Closing Date.

          (iii) For purposes of paragraphs (a)(i) and (a)(ii), whenever it is necessary to determine the liability for Taxes of the Companies for a portion of any Straddle Period, the determination of the Taxes of the Companies for the portion of the Straddle Period ending on and including, and the portion of the Straddle Period beginning after, the Closing Date shall be determined by assuming that the Straddle Period consisted of two taxable years or periods, one which ended at the close of the Closing Date and the other which began at the beginning of the day following the Closing Date, and items of income, gain, deduction, loss or credit of the Companies for the Straddle Period shall be allocated between such two taxable years or periods on a "closing of the books basis" by assuming that the books of the Companies were closed at the close of the Closing Date; provided, however, that (I) transactions occurring on the Closing Date that are properly allocable (based on, among other relevant factors, factors set forth in Treas. Reg.
 1.1502-76(b)(1)(ii)(B)) to the portion of the Closing Date after the Closing shall be allocated to the taxable year or period that is deemed to begin at the beginning of the day following the Closing Date, and (II) exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned between such two taxable years or periods on a daily basis. Notwithstanding the foregoing provisions of this paragraph (a)(iii), if the transactions contemplated by this Agreement result in the reassessment of the value of any property owned by the Companies for property Tax purposes, or the imposition of any property Taxes at a rate which is different than the rate that would have been imposed if such transactions had not occurred, then (y) the portion of such property Taxes for the portion of the Straddle Period ending on and including the Closing Date shall be determined on a daily basis, using the assessed value and Tax rate that would have applied had such transactions not occurred, and (z) the portion of such property Taxes for the portion of such Straddle Period beginning after the Closing Date shall be the total property Taxes for the Straddle Period minus the amount described in clause (y) of this sentence.

          (iv)  If, as a result of any action, suit,
investigation, audit, claim, assessment or amended Tax Return, there is any change after the Closing Date in an item of income, gain, loss, deduction or credit or amount of Tax that results in an increase in a Tax liability for which Seller would otherwise be liable pursuant to paragraph (a)(i), and such change results in a decrease in the Tax liability of the Companies, Buyer, or any Affiliate or successor thereof for any taxable year or period beginning after the Closing Date or for the portion of any Straddle Period beginning after the Closing Date, Seller shall not be liable pursuant to paragraph (a)(i) with respect to such increase to the extent of such decrease (and, to the extent such increase in Tax liability is paid to a taxing authority by Seller or any Affiliate thereof, Buyer shall pay Seller an amount equal to such decrease as an indemnification payment determined in accordance with Article XI).

          (v) Except as provided in Section 5.7(d) and the last sentence of Section 8.2(a)(i), Seller and Buyer agree that Seller makes no representation, warranty or covenant with respect to the amount of, or the ability to utilize, any net operating loss carryovers, net capital loss carryovers, credits or similar items of either of the Companies at any time.

          (vi) Notwithstanding anything herein to the contrary, Buyer shall be liable for and shall pay, and pursuant to Article XI (and subject to the limitations thereof) shall indemnify each Seller Group Member against, any real property transfer or gains Tax, stamp Tax, stock transfer Tax, or other similar Tax imposed on the sale of the Shares pursuant to this Agreement, together with any penalties or interest with respect to such Taxes.

          (vii)  Neither Buyer, Seller nor any of their
respective Affiliates shall make an election described in Section
338 of the Code, including Section 338(h)(10), or any corresponding election under any other relevant Tax laws for which a separate election is permissible with respect to the Companies or the transactions contemplated hereby.

          (b) Tax Returns. (i) Seller shall timely file or cause to be timely filed when due (taking into account all extensions properly obtained) all Tax Returns that are required to be filed by or with respect to the Companies for taxable years or periods ending on or before the Closing Date (in the case of Tax Returns required to be filed by or with respect to the Companies on a combined, consolidated or unitary basis with Seller or any Affiliate thereof other than solely the Companies) or due on or before the Closing Date (with respect to other Tax Returns), and in each case Seller shall remit or cause to be remitted any Taxes shown to be due in respect of such Tax Returns, and Buyer shall timely file or cause to be timely filed when due (taking into account all extensions properly obtained) all other Tax Returns that are required to be filed by or with respect to the Companies for taxable years or periods ending on or prior to the Closing Date and for Straddle Periods and Buyer shall remit or cause to be remitted any Taxes shown to be due in respect of such Tax Returns. With respect to Tax Returns to be filed by Buyer pursuant to the preceding sentence (x) such Tax Returns shall be filed in a manner consistent with past practice and no position shall be taken, election made or method adopted that is inconsistent with positions taken, elections made or methods used in prior periods in filing such Tax Returns which would have any adverse effect on the Companies, Seller or any Affiliate thereof or on any obligation of Seller under this Agreement (including, without limitation, any position which would have the effect of accelerating income to periods for which Seller is liable or deferring deductions to periods for which Buyer is liable) and (y) such Tax Returns and the workpapers and calculations supporting the Taxes due in respect of such Tax Returns shall be submitted to Seller not later than 20 days prior to the due date for filing such Tax Returns (or, if such due date is within 45 days following the Closing Date, as promptly as practicable following the Closing Date) (in each case taking into account all extensions properly obtained) for review and approval by Seller, which approval may not be unreasonably withheld, but may in all cases be withheld if such Tax Returns were not prepared in accordance with clause (x) of this sentence. Seller or Buyer shall pay the other party for the Taxes for which Seller or Buyer, respectively, is liable pursuant to Section 8.2(a) but which are payable with any Tax Return to be filed by the other party pursuant to this paragraph (b) upon the written request of the party entitled to payment, setting forth in detail the computation of the amount owed by Seller or Buyer, as the case may be. Such payment shall be made within 10 days of such request, but in no event earlier than 10 days prior to the due date for paying such Taxes.

          (ii) Neither Buyer nor any Affiliate of Buyer shall (or shall cause or permit the Companies to) amend, refile or otherwise modify (or grant an extension of any statute of limitation with respect to) any Tax Return relating in whole or in part to the Companies (x) with respect to any taxable year or period ending on or before the Closing Date without the prior written consent of Seller, which consent may be withheld in the sole discretion of the Seller or (y) with respect to any Straddle Period except in accordance with the procedures set forth in
Section 8.2(b)(i) applicable upon the Buyer filing a Tax Return for a Straddle Period.

          (iii) With respect to the taxable year of each Company ending December 31, 1998 and the period in 1999 on and prior to the Closing Date, Buyer shall promptly cause the Companies to prepare and provide to Seller a package of tax information materials, including, without limitation, schedules and work papers (the "Tax Package"), required by Seller to enable Seller to prepare and file all Tax Returns required to be prepared and filed by them pursuant to paragraph (b)(i). The Tax Package shall be completed in accordance with past practice including past practice as to providing such information, and as to the method of computation of separate taxable income or other relevant measure of income of each of the Companies. Buyer shall cause the Tax Package to be delivered to Seller within sixty (60) days after the Closing Date.

          (c) Contest Provisions. Buyer shall promptly notify Seller in writing upon receipt by Buyer, any of its Affiliates or the Companies of notice of any pending or threatened federal, state, local or foreign Tax audits, examinations or assessments which may affect any Tax liability for which Seller is liable pursuant to Section 5.7 or Section 8.2(a), provided that failure to comply with this provision shall not affect Buyer's right to indemnification hereunder except to the extent such failure impairs Seller's ability to contest any such Tax liabilities.

          Except as otherwise provided in this paragraph, Seller shall have the sole right to represent each Company's interests in any Tax audit or administrative or court proceeding relating to taxable periods ending on or before the Closing Date (and any audit or proceeding relating to the determination of the Closing NOL Carryovers), and to employ counsel of its choice at its expense. Seller shall keep Buyer reasonably informed as to any material change or development in the status of any such audit or proceeding to the extent such change or development would reasonably be expected to have a material effect on the Taxes of the Companies, or any Affiliate thereof, for any period after the Closing Date. Seller shall have the sole right to settle, either administratively or after the commencement of litigation, any proceeding relating to Taxes of either Company for any taxable period ending on or before the Closing Date (and any proceeding relating to the determination of the Closing NOL Carryovers); provided, however, that Seller shall not settle any claim for Taxes which would have an adverse effect on the Companies, or any Affiliate thereof, for periods after the Closing Date without the prior written consent of Buyer, which consent shall not be unreasonably withheld and shall not be withheld, in any event, if Seller has indemnified Buyer against the effects of any such settlement. In the case of any Straddle Period, Seller shall be entitled to participate at its expense in any Tax audit or administrative or court proceeding relating (in whole or in part) to Taxes attributable to the portion of such Straddle Period ending on and including the Closing Date and, with the written consent of Buyer, and at Seller's sole expense, may assume the entire control of such audit or proceeding. None of Buyer, any of its Affiliates or either of the Companies may agree to settle any Tax claim which may be the subject of indemnification by Seller under Section 5.7 or paragraph (a) of this Section 8.2 without the prior written consent of Seller, which consent may be withheld in the sole discretion of Seller.

          (d)  Assistance and Cooperation.  After the Closing
Date, each of Seller and Buyer shall (and shall cause its respective Affiliates to):

          (i)   assist the other party in preparing any Tax
     Returns which such other party is responsible for preparing and filing in accordance with paragraph (b) of this Section 8.2;

          (ii) cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns of the Companies;

          (iii)  make available to the other and to any
     taxing authority as reasonably requested all information, records, and documents relating to Taxes of the Companies;

          (iv) subject to Section 8.2(c), provide timely notice to the other in writing of any pending or threatened Tax audits or assessments of the Companies for taxable periods for which the other may have a liability under Section 5.7 or this Section 8.2;

          (v)   furnish the other with copies of all
     correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any such taxable period;

          (vi) timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns or other reports with respect to, Taxes described in paragraph (a)(vi) of this Section 8.2 (relating to sales, transfer and similar Taxes); and

          (vii)  timely provide to the other powers of
     attorney or similar authorizations necessary to carry out the purposes of this Section 8.2.

          Section 8.3. Employee Matters. (a) The Companies shall terminate their participation in Seller's Travel Accident Program as of the Closing Date. Seller shall retain the responsibility for payment of all covered claims or expenses incurred by any employee of the Companies under such plan prior to the Closing Date, and Buyer shall not assume nor shall the Companies be responsible for any liability with respect to such claims (except with respect to the performance by the Companies as a third-party administrator of such claims).

          (b) Buyer agrees to indemnify and hold harmless Seller and its Affiliates from and against any and all liabilities in connection with or arising under the agreements, plans and arrangements set forth in Schedule 8.3 (the "Special Payments").

          Section 8.4. Covenant Not to Compete. (a) In furtherance of the sale of the Shares to Buyer hereunder and to protect more effectively the value and goodwill of the Business, Seller covenants and agrees that, for a period commencing on the Closing Date and ending on the fifth anniversary of the Closing Date, none of Seller Parent, Seller or any of their respective direct and indirect subsidiaries will directly or indirectly own, manage, operate, control, or otherwise carry on, a business directly competitive with the Business conducted by Opco on the date hereof anywhere in the United States (it being understood by the parties hereto that the prohibited activities are not limited to any particular region because the Business has been conducted by Opco throughout the United States and the prohibited activities may be engaged in effectively from any location in the United States; provided, that nothing set forth in this Section
8.4 shall prohibit Seller Parent, Seller or any of their respective direct or indirect subsidiaries from (i) owning not in excess of 5% of the securities of a corporation which engages in such proscribed conduct if such securities are traded on a national securities exchange or the NASDAQ National Market System or are traded publicly in the over-the-counter market, (ii) owning not in excess of a 5% interest in any Person which engages in such proscribed conduct, (iii) having an ownership interest otherwise proscribed by this Section 8.4 if such interest arises as a result of the acquisition of, or merger or consolidation with, a business not principally engaged in the proscribed conduct, (iv) being acquired by, including by merger or consolidation (other than a merger or consolidation in which Seller Parent, Seller or any of their respective direct or indirect subsidiaries is the surviving entity) with, any Person which has total revenues greater than the total revenues of Seller and which engages in the proscribed conduct, or (v) in connection with an employee benefit plan, the assets of which are managed by an independent investment advisor, invest in any Person which engages in such proscribed conduct. For purposes of clause (iii) above, an acquired business entity shall not be principally engaged in the proscribed conduct if its revenues from sales of products which would be proscribed hereunder represent less than 20% of its total revenues.

          (b) In the event Seller Parent, Seller or any of their respective subsidiaries violates any of their obligations under this Section 8.4, Buyer or Opco may proceed against Seller in law or in equity for such damages or other relief as a court may deem appropriate. Seller acknowledges that a violation of this
Section 8.4 may cause Buyer or Opco irreparable harm which may not be adequately compensated for by money damages. Seller therefore agrees that in the event of any violation of this
Section 8.4, Buyer or Opco shall be entitled, in addition to other remedies that it may have, to a temporary restraining order and to preliminary and final injunctive relief against Seller Parent, Seller or such subsidiary to prevent any violations of this Section 8.4.

          (c) It is the intent and understanding of each party hereto that if, in any action before any court or agency legally empowered to enforce this Section 8.4, any term, restriction, covenant or promise in this Section 8.4 is found to be unreasonable and for that reason unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such court or agency.

          Section 8.5. Release of Other Encumbrances. After the Closing, Seller shall use commercially reasonable efforts to cause to be released those encumbrances disclosed on
Schedule 5.11(a) and items 12, 20 and 21 listed in the Attachment to Schedule 5.12. The parties hereby understand and agree that such Encumbrances had secured indebtedness which is no longer outstanding and that such Encumbrances do not materially affect the properties or assets to which they relate.

          Section 8.6. Lease of Fort Worth Office Space. Buyer shall have the right to occupy and use the office space (the "Premises") currently used by the Companies at the Fort Worth facility (which is a part of the Excluded Assets) for a period not to exceed 90 days after the Closing Date; provided, however Buyer agrees to use the Premises only as office space. Buyer agrees to (i) reimburse Seller for Seller's actual, direct out-of-pocket costs incurred and related to Buyer's occupancy of the Premises and (ii) indemnify Seller for any liability or obligation incurred by Seller and related to Buyer's occupancy of the Premises. Upon vacating the Premises, Buyer shall leave the Premises in, or restore the Premises to, its condition substantially as it existed on the Closing Date.


                           ARTICLE IX

          CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

          The obligations of Buyer under this Agreement shall, at the option of Buyer (to the extent permissible under applicable law), be subject to the satisfaction, on or prior to the Closing
Date, of the following conditions:

          Section 9.1.  No Misrepresentation or Breach of
Covenants and Warranties. (a) The covenants and agreements of Seller to be performed on or before the Closing Date in accordance with this Agreement shall have been performed in all material respects.

          (b) (i) The representations and warranties of Seller contained in this Agreement that are qualified by Material Adverse Effect shall be true and correct on the Closing Date as though made on the Closing Date (except to the extent that they expressly relate to an earlier date) and/or (ii) all other representations and warranties of Seller contained in this Agreement shall be true and correct (unless the failure of any such representations or warranties to be true and correct would not, individually or in the aggregate, have a Material Adverse Effect), on the Closing Date as though made on the Closing Date (except to the extent that they expressly relate to an earlier date), except in the case of each of clause (i) and (ii) for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Buyer or any transaction permitted by Section 7.4.

          (c) There shall have been delivered to Buyer a certificate dated the Closing Date and signed on behalf of Seller by a duly authorized officer of Seller to the effect of paragraphs (a) and (b) above.

          Section 9.2. No Restraint. The waiting period under the HSR Act shall have expired or been terminated; and no preliminary or permanent injunction or decree or other order shall have been issued by any court of competent jurisdiction and be in effect which restrains or prohibits any material transaction contemplated hereby; provided, however, that in the case of any such injunction, decree or order, Buyer shall have used its commercially reasonable best efforts to prevent the entry thereof and to appeal as promptly as possible any such injunction, decree or order.

          Section 9.3.  Necessary Approvals.  All approvals,
actions and consents of or by all Persons listed on Schedule 9.3 shall have been obtained.

          Section 9.4. Accounts Receivable Purchase Agreement. Buyer, Seller and SFFC shall have entered into the Accounts Receivable Purchase Agreement and the transactions contemplated thereby shall be consummated effective simultaneously with the Closing.

          Section 9.5.  Release of Encumbrances.  The
Encumbrances on the Shares and the assets of the Companies under the Security Documents shall have been released or shall be positioned to be released simultaneously with the Closing and the guarantees of Holdco and Opco guaranteeing obligations under the Revolving Credit Facility shall have been terminated or shall be positioned to terminate simultaneously with the Closing.

          Notwithstanding the failure of any one or more of the foregoing conditions, Buyer may proceed with the Closing without satisfaction, in whole or in part, of any one or more of such conditions and without written waiver. To the extent that at the Closing Seller delivers to Buyer a written notice specifying in reasonable detail the failure of any of such conditions or the breach by Seller of any of the representations or warranties of Seller herein, and Buyer nevertheless proceeds with the Closing, Buyer shall be deemed to have waived for all purposes any rights or remedies it may have against Seller by reason of the failure of any such conditions or the breach of any such representations or warranties to the extent fully described in such notice.


                           ARTICLE X

         CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

          The obligations of Seller under this Agreement shall, at the option of Seller (to the extent permissible under applicable law), be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

          Section 10.1. No Misrepresentation or Breach of Covenants and Warranties. The covenants and agreements of Buyer to be performed on or before the Closing Date in accordance with this Agreement shall have been performed in all material respects; each of the representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects on the Closing Date as though made on the Closing Date, except for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Seller or any transaction contemplated by this Agreement; and there shall have been delivered to Seller a certificate to such effect, dated the Closing Date, signed on behalf of Buyer by a duly authorized officer of Buyer.

          Section 10.2. No Restraint. The waiting period under the HSR Act shall have expired or been terminated; and no preliminary or permanent injunction, decree or other order shall have been issued by any court of competent jurisdiction and be in effect which restrains or prohibits any material transaction contemplated hereby; provided, however, that in the case of any such injunction, decree or order, Seller shall have used its commercially reasonable best efforts to prevent the entry thereof and to appeal as promptly as possible such injunction, decree or order.

          Section 10.3. Necessary Governmental Approvals. All approvals and actions of or by all Governmental Bodies which are necessary to consummate the transactions contemplated hereby shall have been obtained or taken place, other than those as to which the failure to have been obtained or taken place would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

          Section 10.4. Accounts Receivable Purchase Agreement. Buyer, Seller and SFFC shall have entered into the Accounts Receivable Purchase Agreement and the transactions contemplated thereby shall be consummated effective simultaneously with the Closing.

          Notwithstanding the failure of any one or more of the foregoing conditions, Seller may proceed with the Closing without satisfaction, in whole or in part, of any one or more of such conditions and without written waiver. To the extent that at the Closing Buyer delivers to Seller a written notice specifying in reasonable detail the failure of any of such conditions or the breach by Buyer of any of the representations or warranties of Buyer herein, and Seller nevertheless proceeds with the Closing, Seller shall be deemed to have waived for all purposes any rights or remedies it may have against Buyer by reason of the failure of any such conditions or the breach of any such representations or warranties to the extent fully described in such notice.


                           ARTICLE XI

                        INDEMNIFICATION

          Section 11.1. Indemnification by Seller. (a) Seller agrees to indemnify and hold harmless each Buyer Group Member from and against any and all Losses and Expenses incurred by such Buyer Group Member in connection with or arising from (i) any breach of any representation, warranty, covenant or agreement (A) made by Seller in this Agreement (other than representations and warranties made by Seller in Sections 5.2(b), 5.2(c) and 5.4(c) and covenants and agreements made by Seller in Section 8.2) or in any certificate delivered by or on behalf of Seller pursuant hereto or (B) made by Seller or SFFC in the Accounts Receivable Purchase Agreement, (ii) any breach of any representation or warranty made by Seller in Section 5.2(b), 5.2(c) and 5.4(c) and any breach of any covenant or agreement made by Seller in
Section 8.2, (iii) any Excluded Liability and (iv) any failure by Seller to pay the Post-Closing Adjustment, if applicable; provided, however, that Seller shall be required to indemnify and hold harmless any Buyer Group Member under clause (i) of this
Section 11.1(a) with respect to Losses and Expenses incurred thereby only to the extent that the aggregate amount of all Losses and Expenses incurred thereby under clause (i) exceeds the amount set forth as the Basket Amount in Schedule 11.1 (the "Basket Amount") (which Basket Amount is an aggregate deductible amount which shall not be recoverable from Seller under clause (i) of this Section 11.1); and provided, further, that the aggregate amount required to be paid by Seller pursuant to clause (i) of this Section 11.1(a) shall not exceed the amount set forth as the Cap in Schedule 11.1 (the "Cap" and, together with the Basket Amount, the "Aggregate Limits"). Seller's obligation to indemnify any Buyer Group Member for Losses and Expenses pursuant to clauses (ii), (iii) and (iv) of this Section 11.1(a) shall not be subject to the Basket Amount or the Cap.

          (b)  The indemnification provided for in Section
11.1(a) shall terminate one year after the Closing Date (and no claims shall be made by any Buyer Group Member under
Section 11.1(a) thereafter), except that the indemnification by Seller shall continue as to:

          (i)  the covenants of Seller set forth in
     Section 13.6, which shall survive for the period of time set forth therein;

          (ii)  the covenants of Seller set forth in
     Section 8.2, which shall survive until the expiration of the relevant statutory period of limitations applicable to the underlying claim, giving effect to any waiver, mitigation or extension thereof;

          (iii)  the representations and warranties of
     Seller set forth in Section 5.7, which shall survive until the expiration of the relevant statutory period of limitations applicable to the underlying claim, giving effect to any waiver, mitigation or extension thereof;

          (iv) the obligation of Seller with respect to the Excluded Liabilities, as to which no time limit shall apply;

          (v) the representations and warranties set forth in Section 5.2(b), 5.2(c) and 5.4(c), as to which no time limit shall apply; and

          (vi) any Losses or Expenses of which any Buyer Group Member has notified Seller in accordance with the requirements of Section 11.3 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 11.1, as to which the obligation of Seller shall continue until the liability of Seller shall have been determined pursuant to this
     Article XI, and Seller shall have reimbursed all Buyer Group Members for such Losses and Expenses in accordance with this Article XI.

          Section 11.2. Indemnification by Buyer. (a) Buyer agrees to indemnify and hold harmless each Seller Group Member from and against any and all Losses and Expenses incurred by such Seller Group Member in connection with or arising from any breach of any representation, warranty, covenant or agreement made by Buyer in this Agreement or in any certificate delivered by or on behalf of Buyer pursuant hereto or in the Accounts Receivable Purchase Agreement.

          (b)  The indemnification provided for in Section
11.2(a) shall terminate one year after the Closing Date (and no claims shall be made by any Seller Group Member under
Section 11.2(a) thereafter), except that the indemnification by Buyer shall continue as to:

          (i)  the covenants of Buyer set forth in Section
     13.6 which shall survive for the period of time set forth in such section;

          (ii)  the covenants of Buyer set forth in
     Section 8.2, which shall survive until the expiration of the relevant statutory period of limitations applicable to the underlying claim, giving effect to any waiver, mitigation or extension thereof; and

          (iii)  any Losses or Expenses of which any Seller
     Group Member has notified Buyer in accordance with the requirements of Section 11.3 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 11.2, as to which the obligation of Buyer shall continue until the liability of Buyer shall have been determined pursuant to this
     Article XI, and Buyer shall have reimbursed all Seller
     Group Members for such Losses and Expenses in accordance with this Article XI.

          Section 11.3. Notice of Claims. (a) Any Buyer Group Member or Seller Group Member (each, an "Indemnified Party") seeking indemnification hereunder shall give to the party obligated to provide indemnification to such Indemnified Party (the "Indemnitor") a written notice (a "Claim Notice") promptly after the Indemnified Party has knowledge of any claim which the Indemnified Party has determined has given or could give rise to a right of indemnification hereunder, in each case describing in reasonable detail the facts giving rise to the claim for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or the Accounts Receivable Purchase Agreement upon which such claim is based; provided, however, that a Claim Notice in respect of any action at law or suit in equity by or against a third Person as to which indemnification will be sought shall be given promptly after the action or suit is commenced.

          (b) After the giving of any Claim Notice pursuant hereto, the amount of indemnification to which an Indemnified Party shall be entitled under this Article XI shall be determined: (i) by the written agreement between the Indemnified Party and the Indemnitor; (ii) by a final judgment or decree of any court of competent jurisdiction; or (iii) by any other means to which the Indemnified Party and the Indemnitor shall agree. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined. The Indemnified Party shall have the burden of proof in establishing the amount of Losses and Expenses suffered by it.

          (c) No Claim Notice may be given in respect of a Loss or Expense incurred by a Buyer Group Member in connection with or arising from a breach of any representation or warranty of Seller set forth in Section 5.7(d) or the covenant set forth in the last sentence of Section 8.2(a)(i) earlier than the time such breach causes such Buyer Group Member to actually pay incremental Taxes, and no Claim Notice shall be made in respect of anticipated incremental Tax payments. With respect to such breach, the amount of a Buyer Group Member's Loss or Expense in respect of a payment of a Tax shall equal (x) the excess, if any, of the amount of such Tax payment (assuming utilization of all available losses, credits and similar Tax attributes) over the amount such Tax payment would have been if there had been no breach of any representation or warranty of Seller set forth in Section 5.7(d) or the covenant set forth in the last sentence of
Section 8.2(a)(i), (y) discounted at a rate of 7% per annum (compounded annually) from the date of such payment of Tax to the Closing Date. Seller's obligation to indemnify and hold harmless a Buyer Group Member in respect of such amount of Loss or Expense shall be subject to the Aggregate Limits in accordance with the terms of Section 11.1(a) and the provisions of clauses (1) and
(3) of Section 11.5(a).

          Section 11.4. Third Person Claims. (a) In order for a party to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving any legal proceeding, claim or demand (a "Third Party Claim") made by any third Person against the Indemnified Party in respect of which indemnity may be sought from the Indemnitor under this
Article XI, such Indemnified Party must notify the Indemnitor in writing, and in reasonable detail, of the Third Party Claim promptly after receipt by such Indemnified Party of written notice of the Third Party Claim. Thereafter, the Indemnified Party shall deliver to the Indemnitor, promptly after the Indemnified Party's receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitor relating to the Third Party Claim. Notwithstanding the foregoing, should a party be physically served with a complaint with regard to a Third Party Claim, the Indemnified Party must notify the Indemnitor with a copy of the complaint promptly after receipt thereof and shall deliver to the Indemnitor promptly after the receipt of such complaint copies of notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim.

          (b) In the event any legal proceeding shall be threatened or instituted or any claim or demand shall be asserted by any Person in respect of which payment may be sought by one party hereto from the other party under the provisions of this
Article XI, the Indemnified Party shall promptly cause written notice of the assertion of any such claim of which it has knowledge which is covered by this indemnity to be forwarded to the Indemnitor. Any notice of a claim shall contain a reference to the provision of this Agreement or the Accounts Receivable Purchase Agreement upon which such claim is based, the facts giving rise to an alleged basis for the claim and the amount of the liability asserted against the Indemnitor by reason of the claim.

          (c) The Indemnitor shall have the right to conduct and control (so long as it does so diligently), at its expense and with counsel of its choosing that is reasonably satisfactory to such Indemnified Party, the defense, compromise or settlement of any such Third Party Claim against such Indemnified Party as to which indemnification will be sought by any Indemnified Party from any Indemnitor hereunder, and in any such case the Indemnified Party shall cooperate in connection therewith and shall furnish and make available to the Indemnitor all witnesses, records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnitor in connection therewith; provided, that the Indemnified Party may participate, through counsel chosen by it and at its own expense, in the defense of any such Third Party Claim as to which the Indemnitor has so elected to conduct and control the defense thereof. Except for the settlement of a Third Party Claim which involves the payment of money only (without the admission of liability), with respect to which the Indemnitor has agreed to indemnify the Indemnified Party, no Third Party Claim may be settled by the Indemnitor without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, the Indemnified Party shall have the right to pay, settle or compromise any such Third Party Claim that Indemnitor has agreed to defend, provided that in such event the Indemnified Party shall waive any right to indemnity therefor hereunder. In the event Indemnitor has determined not to conduct and control the defense of such Third Party Claim, the Indemnified Party may defend, compromise or settle (or take or fail to take any action with respect to) such Third Party Claim without waiver of its rights against Indemnitor hereunder.

          (d) After any final judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction and the time in which to appeal therefrom has expired, or a settlement shall have been consummated, or the Indemnified Party and the Indemnitor shall arrive at a mutually binding agreement with respect to each separate matter alleged to be indemnified by the Indemnitor hereunder, the Indemnified Party shall, subject to
Section 11.5(d), forward to the Indemnitor notice of any sums due and owing by it with respect to such matter and the Indemnitor shall pay all of the sums so owning to the Indemnified Party by wire transfer, certified or bank cashier's check within thirty
(30) days after the date of such notice.

          (e)  To the extent of any inconsistency between this
Section 11.4 and Section 8.2(c) (relating to Tax contests), the provisions of Section 8.2(c) shall control with respect to Tax contests.

          (f) The failure of an Indemnified Party to give any notice required in Section 11.3 or this Section 11.4 shall not relieve the Indemnitor of its obligations hereunder except to the extent it shall have been prejudiced by such failure.

          Section 11.5. Additional Limitations. (a) In calculating any Loss or Expense there shall be deducted any insurance recovery in respect thereof (and no right of subrogation shall accrue hereunder to any insurer); provided, however, that neither party shall be required to seek an
insurance recovery in any event.   Any indemnity payment
hereunder with respect to any Loss or Expense shall be calculated on an "After-Tax Basis," which shall mean an amount which is sufficient to compensate the Indemnified Party for the event giving rise to such Loss or Expense (the "Indemnified Event"), determined after taking into account (1) all increases in federal, state, local or other Taxes (including estimated Taxes) payable by the Indemnified Party as a result of the receipt of the indemnity payment (as a result of the indemnity payment being included in income, resulting in a reduction of tax basis, or otherwise); provided, however, that Buyer and Seller agree to report each payment made in respect of a Loss or Expense as an adjustment to the Purchase Price for federal income Tax purposes,
(2) all increases in federal, state, local and other Taxes (including estimated Taxes) payable by the Indemnified Party for all affected taxable years as a result of the Indemnified Event, and (3) all reductions in federal, state, local and other Taxes (including estimated Taxes) payable by the Indemnified Party as a result of the Indemnified Event.

          (b) In any case where an Indemnified Party recovers from any third Person any amount in respect of a matter with respect to which an Indemnitor has indemnified it pursuant to this Article XI, such Indemnified Party shall promptly pay over to the Indemnitor the amount so recovered (after deducting therefrom the expenses incurred by it in procuring such recovery), but not in excess of the sum of (i) any amount previously so paid by the Indemnitor to or on behalf of the Indemnified Party in respect of such matter and (ii) any amount expended by the Indemnitor in pursuing or defending any claim arising out of such matter.

          (c) Except for Buyer's obligations under Sections 7.9 (if any), 8.3(b) and 8.6, fraud and remedies that cannot be waived as a matter of law and injunctive and provisional relief, if the Closing occurs, this Article XI shall be the exclusive remedy for breaches of this Agreement (including any covenant, obligation, representation or warranty contained in this Agreement or in any certificate delivered pursuant to this Agreement), the Accounts Receivable Purchase Agreement (including any covenant, obligation, representation or warranty of Seller or SFFC contained therein) or otherwise in respect of the transactions contemplated hereby or thereby. After the Closing, Buyer shall not be entitled to a recision of the sale of the Shares hereunder or a rescission of the sale of the Purchased Accounts Receivable under the Accounts Receivable Purchase Agreement.

          (d) Without limiting the generality of any other provision hereof, with respect to all environmental matters (other than those related to the Excluded Assets and Excluded Liabilities): (i) the parties agree that their respective rights and obligations as provided in this Agreement shall supersede any rights and obligations that any party may have under any existing or future law; (ii) Seller shall have no liability or obligation under Section 11.1(a) for breaches of representations and warranties that relate to the operations of the Companies prior to Seller's acquisition thereof, or any prior operations on the Owned Real Property or Leased Real Property, unless the subject matter of such environmental claim was within the Knowledge of Seller as of the date hereof; (iii) Seller will not be liable for the costs of remedial or other actions more extensive than those required under applicable Environmental Laws in effect on the date hereof utilizing commercially reasonable and cost effective measures and utilizing the least stringent cleanup standards acceptable to relevant Governmental Authorities taking into account the industrial use of the Owned Real Property or Leased Real Property; (iv) no claim may be asserted pursuant to Section 11.1(a) to the extent that Losses and Expenses are incurred by Buyer as a result of any voluntary investigation (unless such investigation is (A) undertaken only where Buyer has a good faith reasonable basis to believe that such investigation is necessary to address a violation of Environmental Laws or (B) consistent with Buyer's pre-existing environmental policies and standards in place with respect to its other comparable facilities and is not undertaken without a legitimate business purpose or in any significant respect due to the indemnification provided in this
Article XI) or any remedial work not required by Environmental Laws; and (v) Buyer waives, releases and agrees not to make any claim or bring any contribution, cost recovery or other action against Seller or any of its Affiliates or any of their successors or assigns, under CERCLA, common law or any other federal, state or local law or regulation now existing or hereinafter enacted.

          (e) The obligations of Seller in respect of a claim for indemnification under this Article XI shall not include any special, exemplary, punitive or consequential damages (including loss of profit or revenue) suffered or incurred by such Buyer Group Member; provided, however, that the exclusion of special damages shall not be interpreted to include actual out-of-pocket damages.

          (f) Each of the parties agrees to take all reasonable steps to mitigate their respective Losses upon and after becoming aware of any event which could reasonably be expected to give rise to any Losses that are indemnified hereunder.

          (g) Upon making any indemnification payment, the Indemnitor will, to the extent of such payment, be subrogated to all rights of the Indemnified Party against any third party in respect of the Loss to which the payment relates except against a current customer of the Companies. Without limiting the generality of any other provision hereof, each such Indemnitor and Indemnified Party will duly execute upon request all instruments reasonably necessary to evidence and perfect such subrogation rights.

          (h) Notwithstanding anything to the contrary in this Agreement, including Section 11.3(b) and Section 11.4(d), in the event that Seller is obligated to make any payment with respect to its indemnity obligations in accordance with the terms of this
Article XI, Buyer shall be required to recover such amounts under the Escrow Agreement (to the full extent of any funds that are on deposit thereunder) prior to any obligation of Seller to make any such payment under this Article XI.

                          ARTICLE XII

                          TERMINATION

          Section 12.1.  Termination.  Notwithstanding anything
contained in this Agreement to the contrary, this Agreement may be terminated at any time prior to the Closing Date:

          (a)  By the mutual consent of Buyer and Seller;

           (b) By Buyer or Seller if any court of competent jurisdiction in the United States or other United States Governmental Body shall have issued a final and non-appealable order, decree or ruling permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

          (c) By Seller if the Closing shall not have occurred on or before the first Monday after the date on which the waiting period under the HSR Act shall expire or terminate; provided that in the event that the transactions contemplated hereby receive "early termination" under the HSR Act, Seller shall have the right to terminate this Agreement if the Closing shall not have occurred on or before the first Monday that is at least the third business day after the date of such early termination of the waiting period under the HSR Act; provided that the failure to consummate the Closing on or before such date did not result from the failure of Seller to fulfill any undertaking or commitment provided for herein that Seller is required to fulfill prior to Closing;

          (d) By Seller at any time after Buyer or Seller or any of their respective Affiliates has received a request for additional information or documentary material pursuant to 15 USC 18(a) (subpart e) and the implementing regulations thereto (commonly known as a second request); or

          (e) By Buyer if the Closing shall not have occurred on or before July 16, 1999 for any reason other than the failure of Buyer to fulfill any undertaking or commitment provided for herein that Buyer is required to fulfill prior to Closing.

          Section 12.2.  Notice of Termination.  Any party
desiring to terminate this Agreement pursuant to Section 12.1 shall give written notice of such termination to the other party to this Agreement.

          Section 12.3. Effect of Termination. In the event that this Agreement shall be terminated pursuant to this Article XII, all further obligations of the parties under this Agreement (other than the parties' obligations under Sections 12.4, 13.2, 13.3 and 13.10) shall be terminated without further liability of any party to the other, provided that nothing herein shall relieve any party from liability for its willful breach of this Agreement.

          Section 12.4.  Employees.  If this Agreement is
terminated, Buyer agrees that the provisions of the Confidentiality Agreement relating to Buyer's covenants regarding the solicitation and hiring of employees of Seller or its subsidiaries shall survive for the period set forth therein.


                          ARTICLE XIII

                       GENERAL PROVISIONS

          Section 13.1. Survival. All representations and warranties contained in this Agreement shall survive the consummation of the transactions contemplated by this Agreement through the period during which claims for indemnification may be made pursuant to Article XI (at which time all representations and warranties shall terminate).

          Section 13.2.  Confidential Nature of Information.
Each party hereto agrees that all documents, materials and other information which it or its representatives shall have obtained regarding the other party or its Affiliates during the course of the negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the date of this Agreement), the investigation provided for herein and the preparation of this Agreement and other related documents shall be held in confidence pursuant to the Confidentiality Agreement for the period set forth therein.

          Section 13.3. No Public Announcement. Neither Buyer nor Seller shall, without the approval of the other, make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that any such party shall be so obligated by law, in which case the other party shall be advised and the parties shall use their commercially reasonable best efforts to cause a mutually agreeable release or announcement to be issued; provided, however, that the foregoing shall not preclude communications or disclosures necessary to implement the provisions of this Agreement or to comply with the accounting and SEC disclosure obligations or the rules of any securities exchange.

          Section 13.4. Notices. All notices or other communications required or permitted hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered personally, sent by documented overnight delivery service or, to the extent receipt is confirmed telephonically, telecopy or other electronic transmission service, or after seven
(7) days if mailed by registered or certified mail to the appropriate address or number set forth below:

          If to Buyer, to:

               IBP, inc.
               P.O. Box 515
               IBP Avenue
               Dakota City, Nebraska 68731
               Attention:  Larry Shipley
                          President IBP Enterprise and
                          Chief Financial Officer
               Telephone No.:  (402) 241-3000
               Telecopy No.:    (402) 241-2946

          with a copy to:

               IBP, inc.
               P.O. Box 515
               IBP Avenue
               Dakota City, Nebraska 68731
               Attention:  Nate Hodne
                          Senior Corporate Attorney
               Telephone No.:  (402) 241-2121
               Telecopy No.:    (402) 241-2427

          If to Seller, to:

               Specialty Foods Corporation
               520 Lake Cook Road
               Suite 550
               Deerfield, Illinois  60015
               Attention:  David E. Schreibman
                          Vice President and General Counsel
               Telephone No.:  (847) 267-3037
               Telecopy No.:  (847) 405-5310

          with a copy to:

               Sidley & Austin
               One First National Plaza
               Attention:  Kevin F. Blatchford
               Telephone No.:  (312) 853-7000
               Telecopy No.:  (312) 853-7036

or to such other address or number or such other person as such party may indicate by a notice delivered to the other party hereto.

          Section 13.5. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any rights, interests or obligations under this Agreement shall be assigned by any of the parties hereto without the express written consent of the other parties hereto; provided, further, that Buyer may assign its rights and interests under this Agreement to any direct or indirect wholly owned subsidiary of Buyer (but no such assignment shall relieve Buyer of any of its duties or obligations hereunder). Except for Article XI, which is intended to benefit, and to be enforceable by, the parties specified therein, including any Buyer Group Member and any Seller Group Member, as the case may be, nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the parties and successors and assigns permitted by this Section 13.5 any right, remedy or claim under or by reason of this Agreement.

          Section 13.6. Access to Records after Closing. Buyer agrees, and agrees to cause the Companies, for a period of six years from the Closing Date, to hold all of the books and records of or pertaining to the Companies existing on the Closing Date and not to destroy or dispose of any such books and records. If at any time Buyer proposes to destroy or dispose of any of such books and records, Buyer agrees, and agrees to cause the Companies, to offer first in writing at least sixty (60) days prior to such proposed destruction or disposition to surrender them to Seller. Buyer agrees, and agrees to cause the Companies, at any time and from time to time following the Closing Date to afford Seller, its accountants, and counsel, during normal business hours, upon reasonable request, full access to such books, records and other data and to the employees engaged in the Business or any successor thereto to the extent that such access may be requested for any legitimate purpose, including the preparation of Tax Returns, the operations of the Business prior to the Closing Date and any dispute or controversy arising out of this Agreement, at no cost to Seller (other than for reasonable out-of-pocket expenses); provided, however, that nothing herein shall limit any of Seller's or its Affiliates' rights of discovery. For a period of six years after the Closing, Buyer will make available, and will cause the Companies to make available, to Seller the employees of the Companies whom Seller and its Affiliates may reasonably need in order to defend or prosecute any legal or administrative action to which Seller or any of its Affiliates is, or is threatened to be made, a party and which relates to the conduct of the Business prior to the Closing. Seller agrees to, and shall cause its accountants, counsel and other representatives to, hold in confidence and not to use except for the purposes provided above all books, records and other data of the Companies, except to the extent the disclosure of any information is required in connection with the purposes for which such information is sought and then (except with respect to any disclosure relating to Requirements of Law) only after giving notice to Buyer of the portions to be disclosed and the Person to whom such information is to be disclosed. If Buyer reasonably requests, Seller will use its reasonable efforts to maintain the confidentiality of such information to be filed or provided to any other Person.

          Seller agrees, for a period of six years from the Closing Date, to hold all of the books and records of or pertaining to the Companies existing on the Closing Date that are retained by Seller and not to destroy or dispose of any such books and records. If at any time Seller proposes to destroy or dispose of any of such books and records, to offer first in writing at least sixty (60) days prior to such proposed destruction or disposition to surrender them to Buyer. Seller agrees at any time and from time to time following the Closing Date to afford Buyer, its accountants, and counsel, during normal business hours, upon reasonable request, full access to such books, records and other data to the extent that such access may be requested for any legitimate purpose at no cost to Buyer (other than for reasonable out-of-pocket expenses); provided, however, that nothing herein shall limit any of Buyer's or its Affiliates' rights of discovery.

          Section 13.7. Entire Agreement; Amendments. This Agreement, the Exhibits and Schedules referred to herein and the documents delivered pursuant hereto (including all Buyer or Seller Ancillary Agreements) and the Confidentiality Agreement and the Accounts Receivable Purchase Agreement contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all other prior agreements, understandings or letters of intent between or among any of the parties hereto (whether written or oral). This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the parties hereto.

          Section 13.8. Interpretation. (a) Articles, titles and headings to sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. All references to sections or articles contained herein mean sections or articles of this Agreement unless otherwise stated. The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. Disclosure of any fact or item in any Schedule hereto referenced by a particular section in this Agreement shall be deemed to have been disclosed with respect to every other section in this Agreement to the extent that it is reasonably apparent from the face of such Schedule that such disclosure relates to any other Section of this Agreement. Neither the specification of any dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any Schedule hereto is intended to vary the definition of "Material Adverse Effect" or to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no party shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in any Schedule is or is not material for purposes of this Agreement. Unless this Agreement specifically provides otherwise, neither the specification of any item or matter in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any Schedule hereto is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business, and no party shall use the fact of the setting forth or the inclusion of any such item or matter in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in any Schedule is or is not in the ordinary course of business for purposes of this Agreement. Seller may, from time to time prior to or at the Closing, by notice in accordance with the terms of this Agreement, supplement, amend or create any Schedule, in order to add information with respect to any fact, circumstance or event that has arisen or occurred on or after the date of this Agreement. No such amendment shall be evidence, in and of itself, that the representations and warranties in the corresponding section are no longer true and correct in all material respects. It is specifically agreed that such Schedules may be so amended to add immaterial, as well as material, items thereto. No such supplemental, amended or additional Schedule shall be deemed to cure any breach for purposes of Section 9.1. In the event that Seller amends or supplements any existing Schedule or adds a Schedule on a date which is less than two business days prior to the Closing, Buyer shall have the right to extend the Closing Date to no later than the second business day after the date of the receipt thereof in order to evaluate such amended or supplemented or additional Schedule. If, however, the Closing occurs, any such supplement, amendment or addition will be effective to cure and correct for all other purposes any breach of any representation, warranty or covenant which would have existed if Seller had not made such supplement, amendment or addition, and all references to any Schedule hereto which is supplemented or amended as provided in this Section 13.8 shall for all purposes after the Closing be deemed to be a reference to such Schedule as so supplemented or amended.

          (b) For the purposes of this Agreement, (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires, (ii) the terms "hereof", "herein" and "herewith" and words of similar import shall be construed to refer to this Agreement in its entirety and to all of the Schedules and not to any particular provision, unless otherwise stated, and (iii) the term "including" shall mean "including without limitation." The use of the phrase "reasonable efforts" in provisions relating to the obligations of any of the parties to seek required consents and approvals of any Person shall in no event contemplate payment of any amount to any such Person that is more than minimal or the incurrence of any liability or the agreement to the modification of any existing obligation or arrangement in a manner that would be adverse in any material respect to any party hereto in order to obtain any such consent or approval.

          (c) This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

          Section 13.9. Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

          Section 13.10. Expenses. Except as set forth in this Agreement, whether or not the Closing is consummated, each party hereto will pay all costs and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel and independent public accountants.

          Section 13.11. Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

          Section 13.12. Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to Seller and Buyer.

          Section 13.13. Further Assurances. On and after the Closing Date each party hereto shall take such other actions and execute such other documents and instruments of conveyance and transfer as may be reasonably requested by the other party hereto from time to time to effectuate or confirm the transfer of the Shares to Buyer in accordance with the terms of this Agreement.


          SECTION 13.14.  GOVERNING LAW. THIS AGREEMENT SHALL BE
GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF
THE STATE OF ILLINOIS WITHOUT GIVING EFFECT TO ANY CONFLICT OF
LAW PROVISIONS.

          Section 13.15. Disclaimer of Warranties. EXCEPT AS TO THOSE MATTERS EXPRESSLY COVERED BY THE REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT AND THE CERTIFICATE DELIVERED BY SELLER PURSUANT TO SECTION 4.4, SELLER IS SELLING THE SHARES (AND THE BUSINESS AND ASSETS OF THE COMPANIES REPRESENTED THEREBY) ON AN "AS IS, WHERE IS" BASIS AND SELLER DISCLAIMS ALL OTHER WARRANTIES, REPRESENTATIONS AND GUARANTIES WHETHER EXPRESS OR IMPLIED. SELLER MAKES NO REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE AND NO IMPLIED WARRANTIES WHATSOEVER. Buyer acknowledges that neither Seller nor any of its representatives nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any memoranda, charts, summaries, schedules, projections, forecasts or forward-looking information heretofore made available or provided by Seller or its representatives to Buyer or any other information which is not included in this Agreement or the Schedules hereto, and neither Seller nor any of its representatives nor any other Person will have or be subject to any liability to Buyer, any Affiliate of Buyer or any other Person resulting from the distribution of any such information to, or use of any such information by, Buyer, any Affiliate of Buyer or any of their agents, consultants, accountants, counsel or other representatives.

          Section 13.16. Submission to Jurisdiction. Seller and Buyer hereby irrevocably submit in any suit, action or proceeding arising out of or related to this Agreement, the Accounts Receivable Purchase Agreement or the Escrow Agreement or any of the transactions contemplated hereby or thereby to the jurisdiction of the United States District Court for the Northern District of Illinois and the jurisdiction of any court of the State of Illinois located in Chicago and waive any and all objections to jurisdiction that they may have under the laws of the State of Illinois or the United States.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.


                                   IBP, inc.



                                   By:    /s/ LARRY SHIPLEY
                                          ___________________________
                                          Name:  Larry Shipley
                                          Title:    President IBP
                                             Enterprise and Chief Financial
                                               Officer


                                   SPECIALTY FOODS CORPORATION



                                   By:    /s/ DAVID E. SCHREIBMAN
                                          ___________________________
                                          Name:  David E. Schreibman
                                          Title:    Vice President
                                            and General Counsel